UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

INSPERITY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Paul J. Sarvadi
Chairman of the Board
and Chief Executive Officer

April 15, 2020

Dear Fellow Stockholders:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the Annual Meeting of Stockholders of Insperity, Inc. to be held in the Auditorium of Centre I of our corporate headquarters located at 19001 Crescent Springs Drive, Kingwood, Texas 77339, on May 20, 2020, at 2:00 p.m. Houston, Texas time.
Please carefully consider the information in the enclosed proxy statement regarding the proposals to be presented at the meeting. Our annual report on Form 10-K for the year ended December 31, 2019 is also enclosed.
It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please submit your proxy via the Internet or telephone or by completing and returning the enclosed proxy card or voting instruction card in the envelope provided. You may also attend and vote at the meeting by following the procedures that we have described in the proxy statement.
We are monitoring the developments related to the impact of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.
Thank you for your continued support and investment in our business. We look forward to seeing you at the meeting.
Sincerely,
Paul J. Sarvadi
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF INSPERITY, INC.
Date:    May 20, 2020

Time:    2:00 p.m. Houston, Texas time

Place:	The Auditorium in Centre I of our corporate headquarters at 19001 Crescent Springs Drive, Kingwood, Texas 77339

At the meeting, stockholders will consider and act upon the following matters:

1.	To elect the three nominees named in the proxy statement to the Board of Directors;

2.	To cast an advisory vote to approve executive compensation (“say-on-pay” vote); and

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.
Important Notice Regarding the Availability of Proxy Materials: A full set of all proxy materials for the Annual Meeting of Stockholders to be held on May 20, 2020 is enclosed with this Notice. Additionally, the Company’s proxy statement, most recent annual report on Form 10-K, and other proxy materials are available at www.insperity.com/annualmeeting.

Only stockholders of record at the close of business on March 31, 2020 are entitled to notice of, and to vote at, the meeting.
We are monitoring the developments related to the impact of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.

It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please submit your proxy via the Internet or telephone or by completing and returning the enclosed proxy card or voting instruction card. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

By Order of the Board of Directors

Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
April 15, 2020
Kingwood, Texas

INSPERITY, INC.
PROXY STATEMENT
Solicitation
The accompanying proxy is solicited by the Board of Directors, or Board, of Insperity, Inc., a Delaware corporation, for use at the 2020 Annual Meeting of Stockholders to be held on May 20, 2020, and at any reconvened meeting after an adjournment thereof. The 2020 Annual Meeting of Stockholders will be held at 2:00 p.m. (Houston, Texas time), in the Auditorium in Centre I of our corporate headquarters at 19001 Crescent Springs Drive, Kingwood, Texas 77339.
We are monitoring the developments related to the impact of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.
Voting Information
If your name is registered on our stockholder records as the owner of the shares, then you are the “stockholder of record” and you may vote in one of four ways:

•	by attending the meeting and voting at the meeting;
•	by mail by signing, dating and returning your proxy in the envelope provided;
•	via the Internet at the address listed on your proxy card; or
•	by telephone using the toll-free number listed on your proxy card.
If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the availability of telephone and Internet voting will depend on the processes of your custodian. Therefore, if your shares are held in street name, we recommend that you follow the voting instructions on the form that you receive from your custodian. If your shares are held in street name and you do not give your custodian direction on how to vote your shares, then your custodian will not have discretion to vote your shares on matters presented at the meeting, other than Proposal 3. If you hold your shares in street name through a custodian, you are invited to attend the 2020 Annual Meeting of Stockholders, but you must obtain a signed proxy from your custodian in order to vote at the meeting.
For stockholders of record, if you either return your signed proxy or submit your proxy using the Internet or telephone procedures available to you, your shares will be voted as you direct. If you properly execute and return the proxy without indicating a voting direction, then your shares will be voted FOR the election as directors of the nominees listed herein, and FOR Proposals 2 and 3. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the 2020 Annual Meeting of Stockholders. The Board is not currently aware of any such other matters.
If you are a stockholder of record, you may change or revoke your vote by timely: (1) submitting written notice of revocation to the Secretary of the Company at the address for our corporate headquarters, provided above; (2) submitting another proxy card that is properly signed and later dated; (3) submitting a proxy again on the Internet or by telephone; or (4) voting at the 2020 Annual Meeting of Stockholders. If you hold your shares in street name, you may change or revoke your vote by timely (1) submitting new instructions in the manner provided by your custodian or (2) contacting your custodian to obtain a proxy to vote at the meeting.
We pay the expense of preparing, printing and mailing proxy materials to our stockholders. In addition to solicitation by mail, our officers or employees (none of whom will receive additional compensation) may solicit the return of proxies by telephone, email or personal interview. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

Insperity	1	2020 Proxy Statement

The approximate date on which this proxy statement and the accompanying proxy card will first be sent to stockholders is April 17, 2020.
At the close of business on March 31, 2020, the record date for the determination of stockholders entitled to receive notice of, and to vote at, the 2020 Annual Meeting of Stockholders or any reconvened meeting after an adjournment thereof, 38,738,482 shares of our common stock, par value $0.01 per share, were outstanding. Each share of our common stock is entitled to one vote upon each of the matters to be voted on at the 2020 Annual Meeting of Stockholders. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is required for a quorum. If a quorum is present at the meeting, under our Bylaws, action on a matter or to elect director nominees shall be approved if the votes cast in favor of the matter or nominee exceed the votes cast opposing the matter or such nominee, as applicable.
In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, although proxies containing broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) are considered “shares present” in determining whether there is a quorum present at the 2020 Annual Meeting of Stockholders, they are not treated as votes cast with respect to the election of directors, and thus will not affect the outcome of the voting on the election of directors or any of the other proposals on non-routine matters to be voted on at the 2020 Annual Meeting of Stockholders.
SECURITY OWNERSHIP
The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of March 31, 2020 by: (1) each person known by us to beneficially own 5% or more of our common stock; (2) all current directors and persons nominated to become directors; (3) each of our executive officers identified in the Summary Compensation Table; and (4) all of our directors, director nominees and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Timothy T. Clifford	9,794		*
Carol R. Kaufman	28,912		*
John L. Lumelleau	965		*
Ellen H. Masterson	4,480	[2]	*
Randall Mehl	5,552	[3]	*
John M. Morphy	5,006		*
Latha Ramchand	965		*
Richard G. Rawson	515,982	[4]	1.33%
Paul J. Sarvadi	1,827,237	[5]	4.72%
Austin P. Young	37,242		*
A. Steve Arizpe	169,851	[6]	*
Daniel D. Herink	42,287		*
Jay E. Mincks	84,569		*
Douglas S. Sharp	37,205		*
BlackRock, Inc.	5,204,449	[7]	13.43%
The Vanguard Group	3,536,278	[8]	9.13%
Executive Officers and Directors as a Group (15 Persons)	2,825,252		7.29%
_________________________

*	Represents less than 1%.

[1]
Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339.

The number of shares of our common stock beneficially owned by each person includes options exercisable on March 31, 2020, or within 60 days after March 31, 2020, unvested shares of restricted stock and unvested restricted stock units as of March 31, 2020. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

Insperity	2	2020 Proxy Statement

Name of Beneficial Owner	Options		Unvested Restricted Stock and Restricted Stock Units
	Exercisable	Not Exercisable
Timothy T. Clifford	—	—	—
Carol R. Kaufman	—	—	—
John Lumelleau	—	—	—
Ellen H. Masterson	—	—	—
Randall Mehl	—	—	—
John M. Morphy	—	—	—
Latha Ramchand	—	—	—
Richard G. Rawson	—	—	—
Austin P. Young	15,626	—	—
A. Steve Arizpe	—	—	19,691
Daniel D. Herink	—	—	12,223
Jay E. Mincks	—	—	18,179
Paul J. Sarvadi	—	—	42,407
Douglas S. Sharp	—	—	14,438

[2]	Includes 100 shares owned by Conrad J. Masterson Jr. (spouse).

[3]	Includes 2,000 shares owned by Stewardship Fund LLC.

[4]
Includes 210,650 shares owned by the RDKB Rawson LP, 204,016 shares owned by the R&D Rawson LP, and 700 shares owned by Dawn M. Rawson (spouse). Mr. Rawson shares voting and investment power over all such shares with his wife, except for 700 shares owned by his wife.

[5]
Includes 1,073,612 shares owned by Our Ship Limited Partnership, Ltd. and 33,302 shares owned by Paul J. Sarvadi and Vicki D. Sarvadi (spouse). Mr. Sarvadi shares voting and investment power over all such shares with his spouse. Also includes 120,000 shares pledged to banks as collateral for loans. The Board determined the amount of shares pledged by Mr. Sarvadi was insignificant under our pledging policy (see “Corporate Governance — Prohibition on Hedging and Pledging of Our Common Stock”).

[6]	Includes 109,808 shares owned by S.C.A Legacy, Ltd.

[7]
Based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission (“SEC”) on February 4, 2020. BlackRock, Inc. reported sole voting power with respect to 4,948,532 shares and sole dispositive power with respect to 5,204,449 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

[8]
Based on a Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group reported sole voting power with respect to 79,777 shares, sole dispositive power with respect to 3,452,761 shares and shared dispositive power with respect to 83,517 shares with Vanguard Fiduciary Trust Company. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Insperity	3	2020 Proxy Statement

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
General
In accordance with our Certificate of Incorporation, the members of the Board are divided into three classes. Our Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the Annual Meeting of Stockholders in 2020, 2021 and 2022, respectively. The term of office of each of Timothy T. Clifford, Ellen H. Masterson, Latha Ramchand and Austin P. Young, who comprise the current Class I directors, expires at the time of the 2020 Annual Meeting of Stockholders, or as soon thereafter as their successors (if any) are elected and qualified. All nominees have consented to be named in this proxy statement and to serve as a director if elected. After having served on the Board since 2003, Mr. Young has decided not to stand for re-election and will retire from the Board when his term expires at the 2020 Annual Meeting of Stockholders.
Our Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The number of members constituting the Board is currently fixed at ten and following Mr. Young’s retirement is expected to be reduced to nine.
Voting; Approval Requirements
All proxies will be voted in favor of the nominees named below unless a stockholder has indicated otherwise. The affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the 2020 Annual Meeting of Stockholders is required for election of the nominees. Abstentions and broker non-votes will be deemed votes not cast. Under our Bylaws and in accordance with Delaware law, a director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. Thus, an incumbent director who fails to receive the required vote for re-election at our Annual Meeting of Stockholders would continue serving as a director (sometimes referred to as a “holdover director”), generally until the next Annual Meeting of Stockholders. However, as a condition to being nominated to continue to serve as a director, each incumbent director nominee has submitted an irrevocable letter of resignation that is effective upon and only in the event that (1) he or she fails to receive the required vote; and (2) the Board accepts such resignation. In such an event, the Nominating and Corporate Governance Committee is required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board is required to decide whether to accept the resignation and to disclose its decision-making process within 90 days from the certification of the election results.
If, at or prior to the 2020 Annual Meeting of Stockholders, any nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.
Nominees for Director
The following individuals have been nominated for re-election to the Board as Class I directors with terms expiring at the 2023 Annual Meeting of Stockholders:
Timothy T. Clifford. Mr. Clifford, age 64, joined the Board as a director in October 2016 and he currently serves as the Company’s lead independent director, the chairperson of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Clifford has served as an operating partner and consultant since September 2019 to Welsh, Carson, Anderson and Stowe, a private equity firm focused on investments in the technology and healthcare industries. From June 2015 through March 2019, Mr. Clifford served as president and chief executive officer of Frontline Education, a private-equity-backed cloud software company that manages human resources functions at over 80,000 public and private schools in North America. He is also a co-founder of the Frontline Research and Learning Institute, as well as The Line, a publication sharing new ideas and insight while encouraging civil discourse on the most challenging problems facing K-12 educators and administrators. Prior to joining Frontline Education, from 2010 through 2013, Mr. Clifford was a corporate officer and co-president of Automatic Data Processing (NYSE: ADP) National Accounts, a $2.5 billion human capital management software and services business serving the largest U.S. companies, and was the co-founder and chief executive officer of Workscape, Inc., a pioneering cloud software provider to the human capital management industry, from 1999 until its acquisition by ADP in 2010. Prior to founding Workscape, he held executive or senior leadership positions at HealthPlan Services, Consolidated Group and Prudential Insurance Company.

Insperity	4	2020 Proxy Statement

From 2013 to 2015, he also served as a director and audit committee member of Carbonite Inc. (Nasdaq: CARB). Mr. Clifford holds a Bachelor of Liberal Arts degree from Northeastern University in Boston.
Mr. Clifford brings extensive technology, entrepreneurial and leadership experience to the Board. His substantial experience with providing HR-related services to businesses, along with his entrepreneurial background and knowledge of cloud-based software solutions for the HR services industry, provide key perspectives to the Board on matters that directly impact our business and the businesses of our customers.
Ellen H. Masterson. Ms. Masterson, age 69, joined the Company as a director in September 2017 and currently serves as the chairperson of the Finance, Risk Management and Audit Committee. Since 2014, Ms. Masterson has served as an independent director of Westwood Holdings Group (NYSE: WHG), an investment management firm with over $20 billion in assets under management, and Westwood Trust, a Texas state-chartered trust company. Ms. Masterson is the chair of the audit committee of both WHG and Westwood Trust and serves as a member of the WHG governance and compensation committees. She joined the Board of Governors of The Doctors Company in 2018 where she serves on the audit and finance committees. Ms. Masterson retired as a partner with PricewaterhouseCoopers LLP ("PwC") in 2008, having served in this capacity since 1999 and from 1985 to 1997. At PwC, Ms. Masterson specialized in audits of companies involved in several sectors of the financial services industry and public companies with a focus on mergers and acquisitions. She held senior positions within the leadership of PwC from 2001 to 2008, including international responsibilities across the global network of PwC firms. From 1997 to 1999, Ms. Masterson served as senior vice president and chief financial officer of American General Corporation, prior to its acquisition by American International Group, Inc. Since 1982, she has served on numerous boards of non-profit and charitable organizations.
Ms. Masterson brings extensive knowledge of financial reporting and accounting issues faced by companies in the business services industry, as well as experience with strategic planning and corporate governance. With her experience as a partner in an international accounting firm, as a chief financial officer for a public company, and as an audit committee member of a public company board, Ms. Masterson strengthens the Board’s financial reporting and accounting acumen, and provides significant expertise from which she can draw to advise and consult with the Board and management on financial and audit-related matters.
Latha Ramchand. Dr. Ramchand, age 59, joined the Company as a director in December 2019 and currently serves as a member of the Finance, Risk Management and Audit Committee. Dr. Ramchand has served as Executive Vice Chancellor and Provost at the University of Missouri since her appointment in August 2018. Previously, Dr. Ramchand served as dean of the C.T. Bauer College of Business of the University of Houston from 2011 to 2018. Prior to her deanship, she served as associate dean from 2006. During her tenure as dean, Bauer College grew enrollment to over 6,400 students, oversaw the creation of a social entrepreneurship program, expanded programs in entrepreneurship and technology commercialization, and created a venture fund and a start-up accelerator. Dr. Ramchand held various professorships with the Bauer College from 1993 until her promotion to associate dean. Dr. Ramchand is also a certified financial analyst and has served on the advisory board of the CFP Board of Standards since 2018. She received her Ph.D., Finance, from the Kellogg Graduate School of Management of Northwestern University in 1993, her M.A., Economics, from the University of Bombay in 1983 and a B.A., Economics, also from the University of Bombay in 1981.
Dr. Ramchand brings substantial leadership and financial experience to the Board, including extensive experience in managing large and complex organizations. In addition, Dr. Ramchand’s experience with entrepreneurship and generational changes bolsters our Board’s insight into an important part of our client base.

The Board recommends that stockholders vote “For” all of the nominees listed above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Directors Not Currently Subject to Election
The following directors are not subject to election at the 2020 Annual Meeting of Stockholders:
Class I Directors (Term Expires at 2020 Annual Meeting of Stockholders)
Austin P. Young. Mr. Young, age 79, joined the Company as a director in January 2003. Mr. Young has announced that he will not stand for re-election to the Board and will retire from the Board when his term expires at the 2020 Annual Meeting of Stockholders. Mr. Young served as senior vice president, chief financial officer and treasurer of CellStar Corporation from 1999 to December 2001, when he retired. From 1996 to 1999, he served as executive vice president - finance and administration of Metamor Worldwide, Inc. Mr. Young also held the position of senior vice president and chief financial officer of American General Corporation for over eight years and was a partner in the Houston and New York

Insperity	5	2020 Proxy Statement

offices of KPMG LLP before joining American General. Mr. Young served as a director of Amerisafe, Inc. (Nasdaq: AMSF) from November 2005 until June 2017, where he also served as chair of the audit committee and as a member of the nominating and corporate governance, and risk committees. He served as a director and chair of the audit committee of Tower Group International, Ltd. (former Nasdaq-listed company) and its predecessor company from 2004 until September 2014. He is a member of the Houston and State Chapters of the Texas Society of CPAs, the American Institute of CPAs, and the Financial Executives International. He holds an accounting degree from The University of Texas.
Mr. Young brought extensive financial and accounting experience to the Board. His prior experience as a partner in an international accounting firm and as a senior financial officer of large companies, and his service on the audit committees of publicly traded companies, provided Mr. Young with a thorough understanding of generally accepted accounting principles and financial statements. Additionally, Mr. Young’s prior experience provided a solid background for him to advise and consult with the Board on financial and audit-related matters as a member of the Finance, Risk Management and Audit Committee. Mr. Young’s service on other boards and his extensive knowledge of our company and its business provided us with additional valuable perspective on issues affecting us.
Class II Directors (Term Expires at 2021 Annual Meeting of Stockholders)
Carol R. Kaufman. Ms. Kaufman, age 70, joined the Company as a director in November 2013. From July 2011 through April 2018, Ms. Kaufman served as the executive vice president, secretary, chief administrative officer and chief governance officer of The Cooper Companies, Inc. (NYSE: COO), a global medical device company, where she had previously served in a variety of capacities since October 1995, including as vice president of legal affairs beginning in March 1996 and senior vice president beginning in October 2004. From January 1989 through September 1995, she served as vice president, secretary and chief administrative officer of Cooper Development Company, a former affiliate of The Cooper Companies, Inc. Beginning in 1971, Ms. Kaufman held several financial positions, including deputy corporate controller, with Cooper Laboratories, Inc., the former parent of The Cooper Companies, Inc. Ms. Kaufman has served on the board of overseers for Boston University since March 2019 and was elected to the board of trustees for the University of St. Andrews American Foundation in September 2019. Ms. Kaufman served as a director of Chindex, Inc. (former Nasdaq-listed company) from November 2000 until September 2014, serving on its audit and compensation committees and as chair of its governance and nominating committee, and as a member of its special transaction committee until its sale in 2014 to TPG. Ms. Kaufman earned a Bachelor of Science degree in Mathematics in 1971 from Boston University.
Ms. Kaufman brings extensive financial, accounting and business experience, including in corporate governance, risk management, executive compensation and employee benefits to the Board. Her varied roles within The Cooper Companies, Inc. provide the Board with additional expertise on accounting and controls, and on evaluating and executing strategic initiatives.
John L. Lumelleau. Mr. Lumelleau, age 68, joined the Company as a director in December 2019. Mr. Lumelleau served as the president and chief executive officer of Lockton, Inc., the largest privately held independent insurance broker and a top 10 insurance broker globally, from 2002 until his retirement in 2017. Since his retirement, he has served as an independent advisor to Lockton and continues to serve on the board of directors of Lockton. In 2019, he also became chairman of the board of Orchid Underwriters Agency, LLC, a leading specialty underwriter of catastrophe exposed property insurance, and is a member of the management advisory board of TowerBrook Capital Partners. While he served as president and chief executive officer, Lockton’s revenues grew from $92 million to $1.4 billion and it expanded from 7 offices to 85 offices globally. Previously, he served as president of Lockton from 2000 to 2002 and as operations executive from 1997 to 1999. Prior to joining Lockton, Mr. Lumelleau held various roles at Alexander & Alexander, Inc. and its successor, AON Risk Services, from 1976 until 1997, including executive vice president of global retail sales. He currently serves on the board of trustees of Fordham University, the board of directors of The Council of Insurance Agents and Brokers, and the Board of Overseers of the St. John’s University School of Risk Management & Actuarial Sciences. Mr. Lumelleau holds a Bachelor of Arts from Fordham University. Mr. Lumelleau brings substantial leadership, industry and business experience to the Board, including an extensive knowledge of the insurance industry.
Mr. Lumuelleau’s previous experience as the long-time CEO of the world’s largest privately held insurance brokerage firm provides the Board with substantial knowledge, insight and key perspectives related to risk management and the opportunities and challenges faced by growth-oriented organizations.
Paul J. Sarvadi. Mr. Sarvadi, age 63, chairman of the board and chief executive officer and co-founder of the Company and its subsidiaries, has been a director since the Company’s inception in 1986. He has also served as the

Insperity	6	2020 Proxy Statement

Chairman of the Board and Chief Executive Officer of the Company since 1989 and as president of the Company from 1989 to August 2003. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as president of NAPEO and was a member of its board of directors for five years. In 2001, Mr. Sarvadi was selected as the 2001 National Ernst & Young Entrepreneur of the Year ® for service industries. In 2004, he received the Conn Family Distinguished New Venture Leader Award from Mays Business School at Texas A&M University. In 2007, he was inducted into the Texas Business Hall of Fame.
Mr. Sarvadi brings substantial business and operational experience to the Board, including an extensive knowledge of sales, customer relationships, and issues affecting small to medium-sized businesses. Mr. Sarvadi’s role as a co-founder of the Company and lengthy service as chief executive officer of the Company provide to the Board extensive knowledge and insight of our operations and issues affecting the Company as well as the broader PEO industry. Mr. Sarvadi’s previous experience starting and operating several small businesses, as well as his frequent interaction with the Company’s clients, provide valuable insight to the challenges facing small to medium-sized businesses, which is a principal focus of the Company.
Class III Directors (Term Expires at 2022 Annual Meeting of Stockholders)
Randall Mehl. Mr. Mehl, age 52, joined the Company as a director in December 2017. Mr. Mehl has served on the boards of ICF (Nasdaq: ICFI), a global consulting and technology services provider since September 2017, and Kforce Inc. (Nasdaq: KFRC), a professional staffing firm since January 2017. Mr. Mehl is the president of Stewardship Capital Advisors, LLC, which manages an equity fund focused on making investments in business and technology services. Previously, he served as a managing director and a partner with Baird Capital, a middle market private equity group, and led a team focused on the business and technology services sector from 2005 until the end of 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the broader business and technology services sector, including professional employer organizations. Mr. Mehl serves and has previously served on several private company boards and on the investment committee for several funds, and has expertise analyzing, acquiring and selling businesses.
Mr. Mehl brings extensive experience in the technology and business process outsourcing sectors, including professional employer organizations (“PEOs”), which are directly relevant to our company’s objectives. His background as an investor, adviser and board member focused on these industries provides an important investor perspective to our Board and provides key insight to the Board as it analyzes our long-term objectives.
John M. Morphy. Mr. Morphy, age 72, joined the Company as a director in May 2016. Mr. Morphy previously served as senior vice president, chief financial officer, secretary and treasurer of Paychex, Inc. (Nasdaq: PAYX), a leading provider of payroll, human resource, and benefits outsourcing solutions for small to medium-sized businesses, from October 1996 until June 2011, at which time he was appointed vice president of finance at Paychex until he retired in January 2012. As chief financial officer of Paychex, Mr. Morphy reported directly to the chief executive officer and was responsible for all finance, legal, shareholder relations, purchasing, real estate and travel functions. Prior to joining Paychex in 1995, he served as the chief financial officer of Goulds Pumps, Inc., a then publicly traded global manufacturer of pumps for industrial, commercial and water supply markets, from 1985 to 1993, and as group vice president over industrial products at Goulds through 1995. From 1976 to 1985, Mr. Morphy was vice president and controller for Computer Consoles, Inc., and before that he was an accountant at Arthur Andersen & Company, an accounting firm. Mr. Morphy also previously served as a director of Inforte Corp., a then publicly traded customer and demand management consultancy, from April 2003 to August 2004. He earned his Bachelor of Science in Accounting from LeMoyne College and his Certified Public Accountant certificate in 1973. Mr. Morphy was originally appointed to the Board pursuant to a prior agreement with a former significant stockholder.
Mr. Morphy brings extensive financial, accounting and industry experience to the Board. His more than 20 years of financial leadership experience for various public corporations and experience in many facets of finance within varied environments, including rapid growth companies, global Fortune 500 industrial companies and major accounting firms, provide substantial knowledge and insight that are valuable to the Board.
Richard G. Rawson. Mr. Rawson, age 71, has been a director of the Company since 1989. In May 2018, Mr. Rawson retired from his position as president of the Company, a position that he had held since August 2003. Before being elected president, he served as executive vice president of administration, chief financial officer and treasurer of the Company from February 1997 until August 2003. Prior to that, he served as senior vice president, chief financial officer and treasurer of the Company since 1989. Prior to joining the Company in 1989, Mr. Rawson served as a senior financial officer and controller for several companies in the manufacturing and seismic data processing industries. He is the past president of National Association of Professional Employer Organizations (“NAPEO”). Mr. Rawson currently serves on the

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Executive Advisory Committee of the Bauer College Board of the C.T. Bauer College of Business at the University of Houston and the National Board of Directors for Genesys Works. Additionally, he is co-founder and chairman of Infinity Learning Solutions and co-founder and partner of Trinity Legacy Partners, a registered investment advisory firm. Mr. Rawson has a Bachelor of Business Administration degree in Finance from the University of Houston.
Mr. Rawson brings financial and operational experience to the Board. His lengthy service as president of the Company, as well as his prior service as chief financial officer and treasurer of the Company, provide in-depth knowledge and insight of Company operations and financial matters to the Board.
Summary of Committee Memberships
The following table summarizes the committees of which each director is currently a member:

Current
Compensation Committee	Clifford (Chair) Kaufman Mehl
Finance, Risk Management and Audit Committee	Masterson (Chair) Lumelleau Morphy Ramchand Young
Nominating and Corporate Governance Committee	Kaufman (Chair) Clifford Young
CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines, which include guidelines for, among other things, director responsibilities, qualifications and independence. The Board regularly monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and modifies our Corporate Governance Guidelines and committee charters as warranted in light of such developments. You can access our Corporate Governance Guidelines in their entirety on our website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. The information on our website is not, and shall not be deemed to be, a part of this proxy statement.
On an annual basis, each director and named executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Directors are also required to promptly advise us of any changes to the information previously provided.
Director Independence
Under the rules of the NYSE, a majority of our directors must be independent. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In evaluating each director’s independence, the Board considered all relevant facts and circumstances, and relationships and transactions between each director, her or his family members or any business, charity or other entity in which the director has an interest or a significant relationship on the one hand, and the Company, its affiliates, or our senior management on the other. As a result of this review, at its meeting held in February 2020, the Board affirmatively determined that all of the Company’s directors are independent, with the exception of Mr. Sarvadi, who is a member of our senior management, and Mr. Rawson, who was a member of our senior management until his retirement in May 2018.
The Board has considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board in making disclosures regarding its determinations of independence, the Board has adopted categorical standards as contemplated under the listing standards of the NYSE then in effect. Under the rules then in effect, relationships that were within the categorical standards were not required to be disclosed and their

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impact on independence was not required to be separately discussed, although the categorical standards, by themselves, did not determine the independence of a particular director. The Board considers all relevant facts and circumstances in determining whether a director is independent. A relationship satisfies the categorical standards adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•
consists of charitable contributions made by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.
In the course of the Board’s determination regarding the independence of directors other than Messrs. Sarvadi and Rawson, it considered all transactions, relationships and arrangements in which such directors and the Company were participants.
Selection of Nominees for the Board of Directors
Identification and Evaluation of Candidates for Nomination to the Board of Directors
The Nominating and Corporate Governance Committee may solicit ideas for potential candidates for membership on the Board from a number of sources, including members of the Board, our executive officers, individuals personally known to the members of the Board, research, and search firms. The Nominating and Corporate Governance Committee has authority to select and compensate a third-party executive search firm to help identify candidates, as it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at 19001 Crescent Springs Drive, Kingwood, Texas 77339. Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the stockholder makes available to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate all candidates identified through the processes described above on the same basis.
In assessing a director candidate, the Nominating and Corporate Governance Committee considers the appropriate balance of experiences, skills and other qualifications required for service on the Board. See “—Director Qualifications” below for detailed information concerning directors’ qualifications. Generally, based on this initial evaluation, the chairperson of the Nominating and Corporate Governance Committee will determine whether to interview the candidate and, if warranted, will recommend that one or more members of the Nominating and Corporate Governance Committee, other members of the Board, and senior management, as appropriate, interview the candidate. After completing this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation to the entire Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.
In addition, our Bylaws permit our stockholders to nominate individuals for election as directors at our annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate an individual for election as a director using this process, a stockholder must follow the procedures described under “Additional Information — Stockholder Director Nominations and Proposals for 2021 Annual Meeting of Stockholders.”

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Director Qualifications
The following are core criteria that are expected of each director or nominee:

•	the ability to represent the interests of all of our stakeholders and not just one particular constituency;
•	independence of thought and judgment;
•	high integrity and ethical standards;
•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration any service on other public company boards; and
•	skills and expertise that are complementary to the existing Board members’ skills.
In addition to these core criteria, the Nominating and Corporate Governance Committee regularly assesses the areas of expertise that will promote an effective and high-functioning board. Although a given director or director nominee need not individually possess the experience, skill or other requisite qualification in all areas, the Nominating and Corporate Governance Committee believes that the Board, as a collective group, should have experience in such areas of expertise. The Nominating and Corporate Governance Committee regularly conducts assessments of the areas of expertise possessed by the current members of the Board and the collective Board, which is considered when developing the desired profile in candidate searches.
The following are the qualifications, skills, and expertise that the Nominating and Corporate Governance Committee considers critical to the Board’s ability to provide effective oversight of the Company and are directly relevant to our business, strategy and operations. The chart that follows illustrates how these qualifications and skills are distributed among our directors and nominees as a collective group (excluding Mr. Young, who has decided not to stand for re-election and to retire from the Board when his term expires at the 2020 Annual Meeting of Stockholders). We provide additional information about the qualifications, skills, and expertise of each director in the biographies for the individual directors under “—Nominees for Director” and “—Directors Not Currently Subject to Election” above.

•
Senior Leadership experience as a CEO or as another senior officer demonstrates leadership ability, as well as a practical understanding of complex organizations, processes, corporate culture and the methods to drive change and growth.

•
Industry experience in human capital management, human resources, insurance services, small businesses or entrepreneurial ventures provides a valuable perspective on the Company’s business strategy, operations, key performance metrics, risks, target markets, competition and other issues specific to the Company’s business.

•
Strategic Planning experience with significant corporate initiatives is valuable in assessing specific plans to capitalize on identified growth opportunities and evaluating the Company’s capital structure and capital allocation.

•	Sales & Marketing experience is critical to assisting the Board with oversight of matters relating to a large sales organization, brand development, marketing to businesses and digital marketing.
•	Audit & Financial Planning experience is key to providing oversight to the Company’s internal controls and financial reporting and to critically evaluating metrics that measure our performance.
•
Risk Oversight experience contributes to identification, assessment and prioritization of significant risks facing the Company and facilitates the Board’s role in providing oversight of the Company’s policies and procedures that are designed to manage those risks.

•
Corporate Governance experience is important to the Board’s understanding of best practices in corporate governance matters and enhancing board effectiveness, and supports the Board’s goals of accountability, transparency and protection of stockholder interests.

•	Information, Analytics & Technology experience assists the Board with understanding and oversight of cloud-based, mission-critical solutions, as well as cybersecurity and data privacy matters.
•	Service Operations experience is valuable in understanding the issues related to a large service organization that offers business process outsourcing solutions to its clients.

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The Nominating and Corporate Governance Committee also considers other qualities that it may deem to be desirable from time to time, such as the extent to which a director or nominee contributes to the diversity of the Board, with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. However, diversity is just one factor that the Nominating and Corporate Governance Committee may consider, and the Board does not have any particular policy with regard to diversity. The Nominating and Corporate Governance Committee may also consider the ability of a director or nominee to work within the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.
Board of Directors’ Leadership
We do not have a policy with respect to whether the positions of Chairman of the Board and chief executive officer (“CEO”) should be held by the same person or two separate individuals, and believe that it is in the best interest of the Company to consider that question from time to time in the context of succession planning. At this time, the Board believes that it is in the best interest of the Company, and is an appropriate leadership structure, to have the CEO also serve as Chairman of the Board. Combining the CEO and Chairman of the Board roles provides an efficient and effective leadership model that promotes unambiguous accountability and alignment on corporate strategy. Mr. Sarvadi co-founded the Company in 1986 and has served as Chairman of the Board and CEO since 1989. The Board believes that Mr. Sarvadi’s intimate knowledge of the daily operations of, and familiarity with, the Company and industry put him in the best position to provide leadership to the Board on setting the agenda, emerging issues facing the Company and the PEO industry, and strategic opportunities. Additionally, Mr. Sarvadi’s substantial financial stake in the Company creates a strong alignment of interests with other stockholders. Mr. Sarvadi’s combined roles also ensure that a unified message is conveyed to stockholders, employees and clients.

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The position of lead independent director is established by our Corporate Governance Guidelines. Mr. Clifford is currently the lead independent director. The Board reevaluates the lead independent director position annually. The lead independent director has the following responsibilities in addition to the regular duties of a director:

•	prepare and set the agenda for and chair executive sessions of the outside directors;
•	call or convene executive sessions of the outside directors;
•	authority to set the agenda for meetings of the Board;
•	preside at all meetings of the Board where the Chairman of the Board is not present or has a potential conflict of interest;
•	serve as liaison and facilitate communications between the independent directors and the Chairman of the Board and CEO;
•	consult with the Chairman of the Board and CEO on matters relating to corporate governance and performance of the Board; and
•	collaborate with the rest of the Nominating and Corporate Governance Committee on possible director conflicts of interest or breaches of the Corporate Governance Guidelines.
Board of Directors’ Role in Risk Oversight
The Board is responsible for overseeing the Company’s overall risk profile and assisting management in addressing specific risks. Our Enterprise Risk Management Steering Committee (the “ERM Steering Committee”) is responsible for formally identifying and evaluating risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The ERM Steering Committee employs a disciplined approach to identifying, documenting, evaluating, communicating, and monitoring enterprise risk management within the Company. The ERM Steering Committee is chaired by the Company’s chief financial officer and includes the Company’s general counsel, internal audit director and other members of management. The ERM Steering Committee reports to the Board and the CEO. The ERM Steering Committee is charged with periodically reviewing our overall risk profile, as well as any significant identified risks, with both the Finance, Risk Management and Audit Committee and the entire Board.
During 2019, the ERM Steering Committee completed a comprehensive review and update of the Company’s risks, including strategic, operational, financial, legal, regulatory and reputational risks. The ERM Steering Committee further reviewed and updated the mitigating factors associated with such risks, and prioritized the identified risks based upon the subjectively determined likelihood of the occurrence and the estimated resulting impact on the Company if the risk occurred.
The Board executes its risk oversight function both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Throughout the year, the Board and each such committee spend a portion of their time reviewing and discussing specific risk factors, and risk assessments are part of all major decision making. The Board is kept informed of each committee’s risk oversight and related activities through regular reports from such committees. The Finance, Risk Management and Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications. In its periodic meetings with management, internal auditors and independent auditors, the Finance, Risk Management and Audit Committee reviews and monitors many factors relating to enterprise risk, including:

•	the financial affairs of the Company;
•	the integrity of the Company’s financial statements and internal controls;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications, independence and performance;
•	the performance of the personnel responsible for the Company’s internal audit function and independent auditors; and
•	the Company’s policies and procedures with respect to risk management.
The Compensation Committee has primary responsibility to consider material risk factors relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee monitors governance and succession risks. As part of its review and approval of our capital budget, major acquisitions, material contracts, compensation and other similar matters, the Board retains ultimate authority over assessing the risks and their impacts on our business.

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Prohibition on Hedging and Pledging of Our Common Stock
We have established strict standards regarding the speculative trading of our common stock. We prohibit employees from engaging in hedging transactions involving our common stock. The Board also adopted a formal policy prohibiting employees and directors from engaging in the significant pledging of shares of our common stock. All pledging requests will be reviewed by the Board, which will consider the facts and circumstances and other information the Board deems relevant.
As of March 31, 2020, Mr. Sarvadi had 120,000 shares of our common stock pledged. After a thorough review, the Board previously determined that the shares pledged by him were not significant. In making this determination, the Board considered that the pledged shares did not represent a material portion of the total shares beneficially owned by him and less than 1% of our total shares outstanding and market capitalization. The pledged shares represent approximately 6.6% of the shares of our common stock Mr. Sarvadi beneficially owned as of March 31, 2020. The Board also considered Mr. Sarvadi’s significant number of founder’s shares that were not earned as compensation from the Company, and his compliance with our stock ownership guidelines, disregarding the pledged shares.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code”) governing the conduct of our directors, officers and employees. The Code, which meets the requirements of Rule 303A.10 of the NYSE Listed Company Manual and Item 406 of Regulation S-K, is intended to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in our public filings, compliance with laws and the prompt internal reporting of violations of the Code. You can access the Code on our website at www.insperity.com under the Corporate Governance heading in the Investor Relations section. Changes in and waivers to the Code for our directors, executive officers and certain senior financial officers will be posted on our Internet website within four business days of being approved and will be maintained for at least 12 months. If you wish to raise a question or concern or report a violation, including anonymously, to the Finance, Risk Management and Audit Committee, you should visit www.ethicspoint.com or call the Ethicspoint toll-free hotline at 1-866-384-4277.
Stockholder Communications
Stockholders and other interested parties may communicate directly with the entire Board or the non-management directors as a group by sending an email to directors@insperity.com. Alternatively, you may mail your correspondence to the Board or non-management directors in care of the Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339. In the subject line of the email or on the envelope, please specify whether the communication is addressed to the entire Board or to the non-management directors.
Unless any director directs otherwise, communications received (via U.S. mail or email) will be reviewed by our Corporate Secretary who will exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors
Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriately (including advance review of meeting materials) and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board. The Board met seven times in 2019. During 2019, all of the members of the Board participated in at least 75% of the meetings of the Board and Committees of which they were members during the period of such director’s service, with the exception of John L. Lumelleau, who was appointed to the Board on December 2, 2019. Mr. Lumelleau advised the Chairman of the Board in advance of his appointment that due to a prior commitment he would be unable to attend the Board meeting in December 2019, which was the only Board meeting to occur after Mr. Lumelleau’s appointment. Missing this meeting resulted in Mr. Lumelleau’s attendance falling below 75% for the period he served on the Board during 2019. The Board encourages its members to attend the Annual Meeting of Stockholders. Last year, seven of our directors attended the Annual Meeting of Stockholders.

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Executive Sessions of the Board of Directors and the Lead Independent or Presiding Director
Our outside directors hold executive sessions at which our management is not in attendance at regularly scheduled Board meetings, and our independent directors hold executive sessions at which only the independent directors are in attendance at least once per year. The lead independent director establishes the agenda and serves as presiding director at the executive sessions. In the absence of a lead independent director, the chairperson of the Nominating and Corporate Governance Committee (if different from the lead independent director) or an independent director designated by the outside directors will preside at meetings of non-management directors. Currently, Mr. Clifford serves as the lead independent director and Ms. Kaufman serves as the chairperson of the Nominating and Corporate Governance Committee.
Committees of the Board of Directors
The Board has appointed three standing committees: the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for each of the three standing Committees, which have been adopted by the Board, contain a detailed description of the respective standing committee’s duties and responsibilities and are available on our website at www.insperity.com under the Corporate Governance heading in the Investor Relations section. The Board has reviewed the applicable legal and NYSE standards for independence for members of each of the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee, as well as our independence standards for such Committees, and has determined that the members of each of those Committees of the Board is “independent” under such requirements.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met four times in 2019. The members of the Nominating and Corporate Governance Committee currently are Ms. Kaufman, who serves as chairperson, Mr. Clifford and Mr. Young. The Nominating and Corporate Governance Committee: (1) identifies individuals qualified to become Board members, consistent with the criteria for selection approved by the Board; (2) recommends to the Board a slate of director nominees to be elected by the stockholders at the next Annual Meeting of Stockholders and, when appropriate, director appointees to take office between Annual Meetings of Stockholders; (3) develops and recommends to the Board a set of corporate governance guidelines for the Company; and (4) oversees the evaluation of the Board.
Finance, Risk Management and Audit Committee
The Finance, Risk Management and Audit Committee met eight times in 2019. The members of the Finance, Risk Management and Audit Committee currently are Ms. Masterson, who serves as chairperson, Mr. Lumelleau, Mr. Morphy, Dr. Ramchand and Mr. Young. The Board has determined that Ms. Masterson is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Finance, Risk Management and Audit Committee assists the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company by reviewing and monitoring: (1) the financial affairs of the Company; (2) the integrity of the Company’s financial statements and internal controls; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications, independence and performance; (5) the performance of the personnel responsible for our internal audit function and the independent auditors; and (6) our policies and procedures with respect to risk management, as well as other matters that may come before it as directed by the Board.

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Compensation Committee
The Compensation Committee met five times in 2019. The members of the Compensation Committee currently are Mr. Clifford, who serves as chairperson, Ms. Kaufman and Mr. Mehl. The Compensation Committee: (1) oversees and administers the Company’s compensation policies, plans and practices; (2) reviews and discusses with management the Compensation Discussion and Analysis required by the rules of the SEC; and (3) prepares the annual report required by the rules of the SEC on executive compensation for inclusion in the Company’s annual report on Form 10-K or proxy statement for the Annual Meeting of Stockholders. To carry out these purposes, the Compensation Committee: (1) evaluates the performance of, and determines the compensation for, the CEO and, taking into consideration recommendations made by the CEO, our other executive officers; (2) administers our compensation programs; and (3) performs such other duties as may from time to time be directed by the Board.
Pursuant to the terms of the Insperity, Inc. 2001 Incentive Plan, as amended (the “2001 Incentive Plan”), and the Insperity, Inc. 2012 Incentive Plan, as amended (the “2012 Incentive Plan” and, together with the 2001 Incentive Plan, the “Incentive Plans”), the Board or the Compensation Committee may delegate authority under the Incentive Plans to the Chairman of the Board or a committee of one or more Board members, respectively, pursuant to such conditions and limitations as each may establish, except that neither may delegate to any person the authority to make awards, or take other action, under the Incentive Plans with respect to participants who may be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, objectives and strategies and the underlying elements of our compensation programs for our named executive officers (“NEOs”). This CD&A also summarizes decisions the Compensation Committee of our Board (“Compensation Committee”) made regarding these programs and the factors considered in making those decisions. The following individuals comprised our NEOs for 2019:

Name	Title
Paul J. Sarvadi	Chief Executive Officer and Chairman of the Board
Douglas S. Sharp	Chief Financial Officer, Senior Vice President of Finance and Treasurer
A. Steve Arizpe	President and Chief Operating Officer
Jay E. Mincks	Executive Vice President of Sales and Marketing
Daniel D. Herink	Senior Vice President of Legal, General Counsel and Secretary

Performance Highlights

          For 2019, we continued to execute on our strategy to grow the average number of worksite employees (“WSEEs”) paid, achieving double-digit growth of 12.6% on a year-over-year basis. We believe that growth in the average number of WSEEs paid is a key metric for measuring our sales success and client retention efforts.

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For 2019, our adjusted EBITDA was $250.0 million, representing a 4.3% increase compared to 2018.

______________________________

Note:
Adjusted EBITDA is a non-GAAP financial measure used by management to analyze the Company’s performance. Adjusted EBITDA represents EBITDA (earnings before interest, taxes, depreciation and amortization) plus stockholder advisory expenses, tax reform bonuses, and stock-based compensation. Please read Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 12, 2020 for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

On February 28, 2019, we announced a 50% increase in our quarterly cash dividend from $0.20 per share ($0.80 annualized) to $0.30 per share ($1.20 annualized), reflecting our continued confidence in our strategy and the increased adjusted EBITDA generated by our business. This is the sixth increase to our quarterly dividend since 2013, in addition to the $1.00 per share special dividends that we paid in each of 2017 and 2014.

______________________________
*Excludes a special dividend of $1.00 per share paid in the fourth quarter of 2017.

Our Pay-for-Performance Compensation Philosophy
Our overall compensation philosophy is focused on pay-for-performance. We accomplish this policy through the following compensation objectives.

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Compensation Objective	How we accomplish our objectives
Attract, retain and motivate high performing individuals to achieve our annual and long-term business and strategic goals	•
Build a culture based upon the value of and respect for each individual, encouraging personal and professional growth, rewarding outstanding individual and corporate performance and achieving excellence through a high-energy, collegial work environment.

•
Maintain competitive base salaries that compensate employees based upon job responsibilities, level of experience, individual performance, comparisons to the market, internal comparisons and other relevant factors.

	•	Provide a competitive benefits package.
Motivate management to achieve short-term business goals and to enhance long-term stockholder value	•	Promote a performance-driven culture that encourages growth by recognizing and rewarding employees who meet and exceed our business objectives.
•
Motivate and reward individual, departmental and corporate performance through variable pay programs. These programs directly support our business objectives, encourage leadership of departmental units and encourage collaboration and teamwork across our company.

	•	Base a substantial portion of each NEO’s total compensation package on long-term incentive components and a variable annual compensation component (as outlined below).
	•	Align the interests of our executive officers with the interests of our stockholders through the use of long-term equity and performance-based incentive compensation opportunities.
	•	Align the interests of our executive officers with the interests of our stockholders through the use of stock ownership guidelines.
Discourage excessive risk-taking that could adversely impact stockholder value	•	Conduct an annual risk assessment of our executive compensation programs.
	•	Maintain an independent Compensation Committee, which retains an independent compensation consultant.
	•	Incorporate a variety of governance best practices and avoid governance pitfalls as outlined below.
Insperity’s Best Practice Features
We have embedded in our overall compensation programs features aligned with our business objectives and designed to strengthen the link between the interests of our executive officers and those of our stockholders. Following is a summary of practices related to compensation that we have adopted and pay practices that we avoid:
What Insperity has:

✓
Stock ownership guidelines requiring the CEO to hold shares equal to five times base salary, other executive officers to hold shares of three times or one and one-half times base salary, depending on the executive tier level established by the Compensation Committee, and non-employee directors to hold shares equal to four times the annual cash retainer

✓	Clawback policy for incentive compensation paid to any employee, including NEOs and other executive officers
✓
Minimum vesting period of three years for grants of restricted stock, restricted stock units, stock options and phantom shares, with limited exceptions for new hire awards or terminations due to death, disability, retirement or change in control

✓	Double trigger requirement for vesting of NEO and executive officer equity awards that provide for equity acceleration in the event of a qualifying termination following a change in control
✓	Hedging policy prohibiting employees and directors from engaging in hedging transactions involving shares of our common stock
✓	Pledging policy prohibiting employees and directors from engaging in pledging transactions involving shares of our common stock that would be considered significant by the Board
✓	A lead independent director
✓	Compensation Committee composed entirely of outside, independent directors
✓	Independent compensation consultant hired by, and reporting directly to, the Compensation Committee

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What Insperity does not have:

✗	Employment agreements with NEOs or other executive officers
✗	Executive pension or other similar retirement or supplemental benefits
✗	Single trigger change in control agreements for NEOs or other executive officers
✗	Tax gross-ups in the event of a change in control
✗	Medical coverage for retirees
✗	Excessive benefits and perquisites
2019 Changes to CEO Compensation
In February 2019, the Compensation Committee elected to increase target total direct compensation for the CEO as described in the table below after consultation with the Compensation Committee’s independent compensation consultant. In determining the appropriateness and magnitude of changes to CEO compensation, the Compensation Committee considered the following:

•
The Company’s strong total shareholder return (“TSR”) for the three-year period between January 1, 2016 and December 31, 2018 of nearly 60% on a compounded annual growth rate, which positioned the Company at the 100th percentile relative to its peer group;

•	The Company’s performance under several key metrics, including average paid worksite employees, adjusted EBITDA, and dividends per share;

•	Positioning of the CEO versus the peer group (both prior to and following the changes in compensation); and

•	The long tenure of the CEO (30 years in the CEO role).
The majority of the increases in target total direct compensation came in the form of variable, at-risk compensation.

Element of Compensation	2018 Target	2019 Target
Base Salary	$1,000,000	$1,050,000
Target Bonus ($)	$1,350,000 (135% of salary)	$1,575,000 (150% of salary)
Long-Term Incentives (Grant Date Value)	$4,215,780	$5,346,366
Target Total Direct Compensation (TDC)	$6,565,780	$7,971,366
Stockholder Advisory Votes
At the 2019 Annual Meeting of Stockholders, the stockholders approved, in a non-binding advisory vote, the compensation of our NEOs, with over 97% of the votes cast in favor of such compensation. The Compensation Committee values the opinions expressed by our stockholders and believes that our 2019 support level demonstrates a strong alignment of our compensation programs with stockholders’ interests.

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Summary of Compensation Elements
We provide our NEOs with a mixture of pay linked to company and individual performance. The major elements of our 2019 annual compensation package for NEOs are summarized in the following chart:

	Compensation Element	Form of Compensation	Purpose
Fixed	Base Salary	Cash	Provides fixed level of compensation to attract and retain talent
Variable and at Risk	Variable Cash Compensation (Insperity Annual Incentive Program)	Cash	Rewards executive officers for achieving annual Company, departmental and individual performance goals
	Long-Term Equity Incentives	Restricted Stock and Performance Shares	Supports long-term focus on creating stockholder value, provides strong retention incentive with multi-year vesting and rewards achievement of long-term performance goals
Benefits	Retirement Benefits	401(k) Plan	Provides competitive retirement benefits as part of comprehensive pay package
	Health & Welfare Benefits	Medical, Dental, Life and Disability Benefits	Provides competitive health and welfare benefits as part of comprehensive pay package
As illustrated in the charts below, approximately 86% of the CEO’s target direct compensation and 80% of the NEOs target direct compensation, on average, is in the form of performance-based compensation.

Base Salary
Base salary is intended to provide fixed annual compensation to attract and retain talented executive officers. Annual adjustments to base salary are based upon the annual performance evaluation, market data and other relevant considerations.

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Our NEOs were awarded merit salary increases during the first quarter of 2019 as follows:

	2018	2019	2019
	Base Salary	Base Salary	Increase
Chief Executive Officer and Chairman of the Board	$1,000,000	$1,050,000	5.0%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	$488,000	$524,000	7.4%
President and Chief Operating Officer	$565,000	$640,000	13.3%
Executive Vice President of Sales & Marketing	$541,000	$571,000	5.5%
Senior Vice President of Legal, General Counsel and Secretary	$421,000	$445,000	5.7%
The average base salary increase for our NEOs in 2019 was 7.4%. The increases in base salary were based on the annual performance reviews, the findings of a compensation study conducted in the Fall of 2018 (“Study”) by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), and other factors deemed relevant by the Compensation Committee, such as Company performance and general economic conditions. In addition, during 2019 our Chief Operating Officer was promoted to President and received a larger base salary increase to reflect additional responsibilities and duties for the Company.
Variable Cash Compensation
Variable cash compensation places a significant portion of executive compensation at risk and is tied to corporate, departmental and individual performance. Variable compensation for all executive officers is paid through the Insperity Annual Incentive Program (“Cash Incentive Program”), a cash incentive program under the stockholder-approved 2012 Incentive Plan. The Cash Incentive Program embodies our pay-for-performance philosophy and helps align executive officers’ compensation to the Company’s overall performance, as well as to their respective individual performance and the performance of the departments under their respective supervision.
Cash Incentive Program Target Bonus Percentage and Weighting of Performance Components
The Compensation Committee approved the target bonus percentage for each executive officer (other than the CEO) based on the CEO’s recommendations and the Study. The CEO’s recommendations took into account the executive officer’s level of responsibility, market conditions and internal equity considerations. The Compensation Committee also evaluated the foregoing factors in determining the CEO’s target bonus percentage. Because executive officers are in a position to directly influence the overall performance of the Company, and in alignment with our pay-for-performance philosophy, we believe that a significant portion of their total cash compensation should be at risk.
The CEO, the individual with the greatest overall responsibility for Company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his overall pay mix more heavily towards performance-based compensation than the overall pay mix of the other executive officers. The NEOs with greater responsibility for overall Company operating performance were granted a larger incentive opportunity in comparison to base salary in order to weight the overall pay mix more heavily towards performance-based compensation.
For 2019, the target variable compensation under the Cash Incentive Program for the CEO was based on corporate and individual performance components and for all other NEOs was based on corporate, departmental, and individual performance components. Corporate performance goals for 2019 were based on adjusted EBITDA (“Adjusted EBITDA”), year-over-year growth in the average number of WSEEs paid (“PWEE Growth”), gross profit contribution from mark-up and business performance solutions per WSEE per month (“GPC per WSEE per Month”), and 2019 Workforce Acceleration sales (“WX Sales”). For the CEO, variable compensation was heavily weighted toward corporate performance to align his Cash Incentive Program bonus opportunity with Company-wide performance.
For all executive officers, 20% of the Cash Incentive Program target was weighted toward individual performance to reflect their individual performance during the year. A departmental component was included in the Cash Incentive Program bonus of each executive officer (other than the CEO) to encourage the executive to provide effective leadership to the departments under the executive’s supervision and align the interests of the executive with those employees.
Each performance component is determined separately and is not dependent on the other components, except that if an executive officer’s individual performance rating is below the threshold, then that executive officer would receive no Cash Incentive Program bonus, regardless of corporate and departmental performance. Each executive officer’s Cash Incentive Program bonus is the sum of the result of each performance component.

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For 2019, the Compensation Committee set the annual incentive targets as a percentage of each NEO’s base salary and weighted each performance component (with the sum total of the corporate, departmental and individual performance components equaling 100%) for each NEO as follows:

		Corporate Performance
	Target Bonus Percentage	Adjusted EBITDA	PWEE Growth	GPC per WSEE per Month	WX Sales	Departmental Performance	Individual Performance
Chief Executive Officer and Chairman of the Board	150%	28%	28%	12%	12%	0%	20%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	90%	17.5%	17.5%	7.5%	7.5%	30%	20%
President and Chief Operating Officer	100%	21%	21%	9%	9%	20%	20%
Executive Vice President of Sales & Marketing	100%	21%	21%	9%	9%	20%	20%
Senior Vice President of Legal, General Counsel and Secretary	90%	17.5%	17.5%	7.5%	7.5%	30%	20%
Annual Bonus Metrics Support Strong Returns to Stockholders
The Compensation Committee has historically established a variety of annual performance goals designed to create a strong alignment between executive and stockholder interests. The Compensation Committee selects corporate performance goals that are aligned with the Company’s business strategy and objectives. When achieved, the corporate performance goals contribute to the overall success of the Company and enhance stockholder value. The Compensation Committee sets each corporate performance goal to be challenging and rigorous, requiring the attainment of predetermined achievement levels before triggering a payout to the executives.

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Annual Bonus Metric	Definition	Rationale
Adjusted EBITDA[1]
In setting our Adjusted EBITDA performance goal, the Compensation Committee chose to exclude the following items from EBITDA (earnings before interest, taxes, depreciation, and amortization), to the extent applicable:

(1) non-cash impairment charges;
(2) stock-based and incentive compensation;
(3) one-time tax reform bonuses and changes in statutory tax rates;
(4) professional advisory fees and outside costs related to stockholder matters; and
(5) other extraordinary, unusual or infrequent items.

We have included Adjusted EBITDA as one of our corporate performance goals because we believe it is a key indicator of our overall productivity; effective management of pricing, direct costs and operating expenses; and ability to grow the business while favorably balancing profitability.

Growth in Average WSEEs Paid (PWEE Growth)
The PWEE Growth corporate component of the Cash Incentive Program bonuses was determined by calculating the year-over-year growth in the average number of WSEEs paid for calendar year 2019 and year-over-year growth as of January 2020 compared to January 2019, with the final payout amount being based upon the period that produced the greatest percentage payout of the target bonus. We included the number of WSEEs paid for January 2020 in the performance period to reflect the results of our annual Fall Sales Campaign and significant year-end client renewal period.

We included PWEE Growth as a component in order to focus our NEOs on growing our business. Increasing the average number of WSEEs paid is a key metric for measuring the success of our sales operations and client retention efforts and is a significant driver in our overall growth and performance.

Gross Profit Contribution per WSEE per Month (GPC)	Gross profit from our service fee and other products and services offerings expressed on a per WSEE per month basis.	We included this component as a corporate performance goal because the margin on our service fee and other contributing products and services is an important driver of our overall profitability.
Workforce Acceleration Sales	The total number of employees attributable to sales of our Workforce Acceleration offering during the calendar year.
We included Workforce Acceleration sales as a corporate performance goal to focus our organization on growing this comprehensive human capital management and payroll service solution offering of the Company.

Departmental Component	The specific departmental goals for each NEO have been outlined in the section below labeled “Departmental Component Performance”.
Departmental goals were developed by each department and were designed to encourage employees to work together to continue making business improvements and to increase efficiency, productivity and collaboration across the organization. All departmental goals were approved by the CEO.

Individual Performance
The annual performance of each NEO is evaluated based on pre-established competencies and the achievement of specific individual performance goals. Competencies for NEOs include business ethics, managing customer focus, business acumen, strategic thinking and visionary leadership.

Individual performance is included to further individual development and to encourage and measure the NEO’s effectiveness in supporting the Company’s commitment to be an industry leader and an employer of choice.

1 Adjusted EBITDA under our Cash Incentive Program differs from the definition of adjusted EBITDA we disclose as a Non-GAAP financial measure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” of our annual report on Form 10-K for the year ended December 31, 2019. Under our Cash Incentive Program, we also adjusted our Adjusted EBITDA for incentive compensation expense.

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2019 Performance Results
Corporate Component
The table below shows our corporate component results versus our 2019 bonus targets.

Metric	Performance Goals				Actual Results	Performance Modifier
	Threshold (50% Payout)	Target (100% Payout)	Stretch (150% Payout)	Maximum (200% Payout)
Adjusted EBITDA (35%) (in millions)	$290	$305	$320	$335	$272	0%
PWEE Growth (35%)	13%	14.5%	15.5%	16.5%	12.6%	0%
GPC per WSEE per Month (15%)	$162	$163	$164	$165	$164	150%
Workforce Acceleration Sales (15%)	10,000	12,000	14,000	16,000	13,779	144.5%
For all of the metrics above, if actual performance exceeded threshold, but fell in between two performance levels, the performance modifier would be determined by interpolation between the applicable performance levels. Based on the Corporate Performance Modifier results, the payout percentage on the corporate component was 44.2%.
Departmental Component
The Departmental Performance Modifier for all executive officers other than the CEO, who does not have this component, can range from 0% to 150% based on the achievement of departmental goals. If departmental performance was below the threshold, the Departmental Performance Modifier would be 0%, resulting in a departmental component payout of $0. The nature of the departmental goals and objectives for each NEO was as follows:

Nature of Departmental Goals and Objectives
Chief Financial Officer, Senior Vice President of Finance and Treasurer
Effective management of capital project costs and operating expenses; implementation of Company real estate strategy including office relocations, renovations and new office openings; successful credit management efforts; and quality of internal controls.

President and Chief Operating Officer	Effective client satisfaction and retention; achievement of strategic business unit initiatives; effective technology enhancements and successful new sales results.
Executive Vice President of Sales & Marketing	Successful new sales results; marketing sourced growth in WSEEs and increasing margin during Fall Sales Campaign.
Senior Vice President of Legal, General Counsel and Secretary
Successful completion of strategic initiatives in support of Company, business unit and departmental objectives involving regulatory compliance, corporate governance, co-employment practices, sales activities and litigation support; and effective management of departmental expenses.

In light of the CEO’s assessment of the other NEOs’ performance against the achievement of their departmental goals, the average Departmental Performance Modifier for the other NEOs in 2019 was 126.8%.
Individual Component
The Individual Performance Modifier for all executive officers can range from 0% to 150% based on the executive officer’s individual performance rating resulting from the annual performance appraisal process, as described under “— Variable Cash Compensation — Annual Bonus Metrics Support Strong Returns to Stockholders.” Based on the NEOs’ individual performance ratings, the average Individual Performance Modifier for the NEOs was 127.0%.

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2019 Cash Incentive Program Bonus Payouts
The executives received bonus payouts in the following amounts based on the weighting for each metric and performance against each objective.

Executive	Target Bonus ($)	Corporate Component Payout	Departmental Component Payout	Individual Component Payout	Bonus Payout (% of Target)	Actual Bonus Payout ($)
Chief Executive Officer and Chairman of the Board	$1,575,000	$551,508	n/a	$374,539	59%	$926,047
Chief Financial Officer, Senior Vice President of Finance and Treasurer	$471,600	$102,788	$209,416	$120,996	92%	$433,200
President and Chief Operating Officer	$640,000	$165,809	$112,604	$175,162	71%	$453,575
Executive Vice President of Sales & Marketing	$571,000	$149,814	$132,264	$124,351	71%	$406,429
Senior Vice President of Legal, General Counsel and Secretary	$400,500	$87,543	$178,356	$107,013	93%	$372,912
Long-Term Equity Incentive Compensation
Long-term equity incentives align the interests of our executive officers with those of our stockholders. We believe that long-term incentives enhance retention while rewarding executive officers for achieving long-term performance goals and enhancing stockholder value. Long-term equity incentive awards are made under the stockholder-approved 2012 Incentive Plan. The objectives of the 2012 Incentive Plan are to:

•	provide incentives to attract and retain persons with training, experience and ability to serve as an executive officer;
•	promote the interests of the Company by encouraging executive officers to acquire or increase their equity interest in the Company;
•	incent executive officers to achieve long-term performance goals and increase stockholder value;
•	provide a means by which executive officers may develop a sense of proprietorship and personal involvement in the development and financial success of the Company; and
•	encourage executive officers to remain with, and devote their best efforts to the business of, the Company, thereby advancing the interests of the Company and our stockholders.
For 2019, all awards of time vested restricted stock under the 2012 Incentive Plan were granted with a minimum vesting period of three years (with limited exceptions for death, disability or change in control), though pro-rata vesting is permissible.
Equity Awards Granted in 2019
In February 2019, the CEO presented to the Compensation Committee his recommendations for long term incentive awards for the other executive officers. His recommendations as to the amount and form of awards to be granted were based on a number of factors, including, the importance of each executive officer’s role in the Company’s future business operations, equity pay practices of competitor companies, annual expense to the Company of equity awards and the Company’s own past practices in granting equity awards. The Compensation Committee then determined and approved the awards for our executive officers, including the CEO, based upon the above noted factors.

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Executive	Total LTI Grant Date Value	Restricted Stock			Performance Shares
		Weighting	Shares Granted	Grant Date Value[2]	Weighting	Shares Granted	Grant Date Value[3]
Chief Executive Officer and Chairman of the Board	$5,346,366	35%	13,860	$1,750,102	65%	25,740	$3,596,264
Chief Financial Officer, Senior Vice President of Finance and Treasurer	$1,152,516	55%	4,790	$604,833	45%	3,920	$547,683
President and Chief Operating Officer	$1,685,028	50%	6,335	$799,920	50%	6,335	$885,108
Executive Vice President of Sales & Marketing	$1,526,754	50%	5,740	$724,790	50%	5,740	$801,964
Senior Vice President of Legal, General Counsel and Secretary	$942,751	55%	3,920	$494,978	45%	3,205	$447,773
Awards granted to NEOs under the 2012 Incentive Plan include a “double trigger” requirement in the case of a “change in control” of the Company as defined under the 2012 Incentive Plan. The imposition of a double trigger means that awards granted to NEOs do not immediately vest following a change in control. Under the double trigger, the conditions and/or restrictions that must be met with respect to vesting or exercisability of future awards granted to NEOs will lapse only after a “qualifying termination” within a prescribed number of months following a change in control. All outstanding equity awards held by NEOs include the double trigger requirement.
All equity grants to executive officers are approved solely by the Compensation Committee. If an award is made at a meeting of the Compensation Committee, the grant date is the meeting date or a fixed, future date specified at the time of the grant. Restricted stock and performance awards are valued in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
2019 Restricted Stock Awards
The restricted stock awards are all subject to a three-year ratable annual vesting schedule and all NEO grants include a “double trigger” requirement in the case of a “change in control” of the Company.
2019 Performance Share Awards
The table below outlines the metrics used in our 2019 performance share awards, or LTIP, and the rationale for each metric.
2 The fair value of restricted stock was $126.27 on the grant date.
3 The LTIP performance shares are comprised of an adjusted EBITDA performance metric, which represents 75% of the 2019 LTIP Awards, with a fair value of $126.27 and a relative TSR performance metric, which represents 25% of the 2019 LTIP Awards, with a fair value of $180.05. The grant date fair value of the 2019 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $7,192,528; Mr. Sharp - $1,095,366; Mr. Arizpe - $1,770,216; Mr. Mincks - $1,603,928; and Mr. Herink - $895,546. Please read Note 9. “Incentive Plans” in our annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 12, 2020 for information regarding the fair value of performance awards.

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Performance Share Metric	Definition	Rationale
Adjusted EBITDA (75% weighting)
EBITDA is adjusted for non-cash impairment charges, stock-based compensation expense, pre-paid SaaS product implementation expenses, professional advisory fees for stockholder matters, litigation settlements and the associated legal fees, severance arrangements and changes in statutory tax rates and assessments. EBITDA may also be adjusted to exclude extraordinary or unusual items such as: the impact of any divestitures, acquisitions or change in accounting pronouncement that occurs during the performance period.
The Adjusted EBITDA portion of the 2019 LTIP Awards is measured under a three-year performance period (2019-2021) consisting of three one-year performance periods, with each calendar year being equally weighted for one-third of the target opportunity.

The Compensation Committee elected to use Adjusted EBITDA as a performance metric because it is a key indicator of our: (1) overall productivity; (2) effective management of pricing, direct costs and operating expenses; and (3) ability to grow the business while favorably balancing profitability.

Relative TSR (RTSR) (25% weighting)
RTSR will be measured over the entire 2019-2021 performance period against the performance of 16 peer companies that the Compensation Committee designated as the Company’s 2019 compensation peer group. [4]
The Compensation Committee elected to use RTSR as a performance metric to further align the long-term financial interests of the executive officers and the Company’s stockholders.
Recipients can earn 50% of the target number of performance shares if the threshold performance level is achieved and can earn up to 200% of the target number of performance shares if the maximum performance level is achieved. If the performance metric for a performance period falls below the threshold level, no performance shares will be credited for the performance period. If actual performance results fall between the threshold, target and maximum performance levels, the number of performance shares earned will be determined by interpolation between the applicable performance levels.
Except in the case of a qualifying termination in connection with a change in control, or a termination due to death or disability, a participant in the LTIP must be continuously employed by the Company or its subsidiaries throughout the entire three-year performance period and on the date such award is paid after the conclusion of the performance period to receive a payout of an award. The LTIP awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of performance shares actually earned pursuant to the LTIP awards if and to the extent dividends are paid on our common stock during the performance period.
The performance objectives and payout percentages for the portion of the first year of the 2019 LTIP Awards subject to the achievement of the Adjusted EBITDA performance metric was as follows:

Performance Level	2019 Adjusted EBITDA Performance Objective (in millions)	Payout Percentage
Below Threshold	Less Than $268	0%
Threshold	$268	50%
Target	$277	100%
Maximum	$289	200%
4 For purposes of RTSR, the Compensation Committee excluded one peer group company that was acquired prior to granting the 2019 equity awards.

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For purposes of the 2019 LTIP Awards, the Compensation Committee certified Adjusted EBITDA of $250.0 million for the 2019 performance period. The Compensation Committee determined the LTIP performance modifier to be 0% for the first one-third tranche of the 2019 LTIP Award attributed to Adjusted EBITDA.
2018 LTIP Awards
The performance objectives and payout percentages for the portion of the second year of the 2018 LTIP Awards subject to the achievement of the Adjusted EBITDA performance metric was as follows:

Performance Level	2018 Adjusted EBITDA Performance Objective (in millions)	Payout Percentage
Below Threshold	Less Than $230	0%
Threshold	$230	50%
Target	$236	100%
Maximum	$245	200%
For purposes of the 2018 LTIP Awards, the Compensation Committee certified Adjusted EBITDA of $250.0 million for the 2019 performance period. The Compensation Committee determined the LTIP performance modifier to be 200% for the second one-third tranche of the 2018 LTIP Award attributed to adjusted EBITDA.
2017 LTIP Awards
In February 2017, the Compensation Committee granted awards under the LTIP (the “2017 LTIP Awards”) to the NEOs and certain other officers. The 2017 LTIP Awards are weighted at 70% for the adjusted EBITDA component and 30% for the RTSR component. Adjusted EBITDA is subject to a three-year performance period, 2017-2019, with each year being equally weighted for one-third of the target opportunity, while RTSR is measured over the entire 2017-2019 performance period.
For the 2017 LTIP Awards, the Compensation Committee elected to use increasing levels of EBITDA, with certain pre-defined adjustments, as the performance metric, because it is a key indicator of our: (1) overall productivity; (2) effective management of pricing, direct costs and operating expenses; and (3) ability to grow the business while favorably balancing profitability. For the 2019 performance period, adjusted EBITDA for the 2017 LTIP Awards was generally subject to the same adjustments as the 2019 LTIP Awards. Adjusted EBITDA is a non-GAAP financial measure (for additional information, please see the discussion of Adjusted EBITDA under “— Long-Term Equity Incentive Compensation — Equity Awards Granted in 2019”).
For RTSR, the Compensation Committee elected to measure the Company’s performance against the performance of 21 companies the Compensation Committee designated as the 2017 compensation peer group. To mitigate the impact of one day’s trading activity, the beginning and ending stock price for each peer company is determined using a 20-day average closing stock price for the first day and last day of the performance period. If the Company’s absolute TSR over the performance period is negative, the payout percentage is capped at 100% of target performance shares granted, regardless of the Company’s RTSR positioning. As specified under terms of the 2017 LTIP Awards, the five peer companies that were acquired and two peer companies taken private during the performance period were each valued at the acquisition or transaction price on closing.
The 2017 LTIP Awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of performance shares actually earned pursuant to the 2017 LTIP Awards if and to the extent dividends are paid on our common stock during the performance period.

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The table below outlines the adjusted EBITDA performance achieved for each of the three performance periods within the 2017 LTIP Awards:

Performance Period (in millions)	Adjusted EBITDA Goals			Actual Results	Vesting Percentage
	Threshold	Target	Maximum
2017	$162	$167	$175	$177.7	200%
2018	$186	$192	$201	$230.3	200%
2019	$214	$221	$231	$250.0	200%

For the 2017 to 2019 performance period, the Company’s RTSR performance placed the Company at the 87th percentile compared to the performance of the companies included in the 2017 compensation peer group. Based upon this level of performance, the RTSR component of the 2017 LTIP Awards vested at 190%, as set forth in the table below:

Relative Total Shareholder Return (RTSR)
2017-2019 Performance Period	25th Percentile or Better	50th Percentile or Better	75th Percentile or Better	90th Percentile or Better	Actual Percentile Achieved	Vesting Percentage
Payout as a Percentage of Target	50%	100%	150%	200%	87th Percentile	190%
Based upon the adjusted EBITDA and RTSR vesting percentages above, the executives received payouts in the following amounts:

Executive	2017 Target # of PSUs	PSU Payout Multiplier	2017 Earned Amounts
Chief Executive Officer and Chairman of the Board	42,530	197.0%	83,785
Chief Financial Officer, Senior Vice President of Finance and Treasurer	7,720	197.0%	15,209
President and Chief Operating Officer	13,720	197.0%	27,029
Executive Vice President of Sales & Marketing	13,720	197.0%	27,029
Senior Vice President of Legal, General Counsel and Secretary	7,720	197.0%	15,209
Other Compensation Elements
Retirement Benefits
We do not provide pension arrangements or nonqualified defined contribution or other deferred compensation plans for our executive officers. Our executive officers are eligible to participate in the Company’s corporate 401(k) plan. Each payroll period, we contribute on behalf of each eligible participant a matching contribution equal to 100% of the first 6% of compensation contributed to the 401(k) plan by the participant (subject to applicable limitations under the Internal Revenue Code).
Supplemental Benefits, Including Management Perquisites
Executive compensation also includes supplemental benefits and a limited number of perquisites that enhance our ability to attract and retain talented executive officers. We believe that perquisites assist in the operation of business, allowing executive officers more time to focus on business objectives. Supplemental benefits and perquisites include the following: (1) an automobile for business and personal use (executive officers are taxed on their personal use); (2) a supplemental executive disability income program that provides disability income of 75% of an executive officer’s total cash compensation up to $26,667 per month; and (3) an executive wellness program.

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In addition to the foregoing perquisites, our executive officers participate in the annual Chairman’s Trip. The annual Chairman’s Trip is provided for sales representatives meeting a certain sales target and the spouses of those sales representatives. We believe that our executive officers should be part of the trip to recognize these outstanding employees of the Company. We strongly encourage our executive officers to bring their spouses to further our vision of being an employer of choice and to build relationships that contribute to retention. We pay the associated income taxes related to the trip on behalf of our employees and executive officers.
Compensation Governance and Administration Process
Role of Management in Setting Compensation
The recommendations of the CEO play a significant role in the Compensation Committee’s determination of compensation matters related to the other NEOs, each of whom report directly to the CEO. On an annual basis, the CEO makes recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the CEO reviews the performance of each of the other NEOs based upon the core competencies of business ethics, managing customer focus, business acumen, strategic thinking and visionary leadership, market data for similar positions and other factors deemed relevant in reviewing each executive officer’s performance. The Compensation Committee takes the CEO’s recommendation under advisement, but makes all final decisions regarding each NEO’s compensation. The CEO does not make a recommendation with respect to his own compensation. The CEO typically attends Compensation Committee meetings, but he is excused from any meeting when the Compensation Committee deems it advisable to meet in executive session or when the Compensation Committee meets to discuss items that would impact the CEO’s compensation. The CEO’s compensation is reviewed and discussed by the Compensation Committee and his performance is evaluated at least annually. The Compensation Committee makes all final compensation decisions for each of our NEOs, including the CEO.
Role of the Compensation Committee in Setting Compensation
The Compensation Committee is responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Compensation Committee is guided by the compensation philosophy stated above. The Compensation Committee reviews and approves total compensation for our NEOs through a comprehensive process that includes:

•	selecting and engaging an external, independent consultant;
•	reviewing and selecting companies to be included in our peer group;
•	reviewing market data on all major elements of executive compensation;
•	reviewing alignment of executive compensation and incentive goals with stockholder value; and
•	reviewing performance results against corporate, departmental and individual goals.
A complete listing of our Compensation Committee’s responsibilities is included in the Compensation Committee’s charter, which is available for review on our corporate website at www.insperity.com in the Corporate Governance section under the Investor Relations tab.
Role of the Compensation Consultants in the Compensation Process
The Compensation Committee’s charter provides that it has the sole authority to retain and terminate any compensation consultant to assist in maintaining compensation practices in alignment with our compensation goals. The Compensation Committee believes that outside consultants are an efficient way to keep current on executive compensation trends and stay abreast of competitive compensation practices. For 2019, the Compensation Committee retained FW Cook as its compensation consultant. FW Cook has not received any remuneration from the Company, directly or indirectly, other than for advisory services rendered to, or at the direction of, the Compensation Committee or the Board. The Compensation Committee has reviewed FW Cook’s independence and determined that FW Cook is an independent advisor with no conflicts of interest with us (as determined under Rule 10C-1(b)(4)(i) of the Exchange Act).
Assessing External Market Compensation Practices
At the direction of the Compensation Committee, we periodically conduct an executive compensation study that compares each executive officer’s compensation to market data for similar positions. While the Compensation Committee does not target our executive officers’ pay to any particular level (such as a target percentile) of comparative market data

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contained in executive compensation studies, such data help to inform and influence pay decisions and are considered by the Compensation Committee in meeting our compensation program objectives as described above.
Selecting a peer group to benchmark compensation for our executive officers presents certain challenges, including the limited number of publicly-traded PEOs and the Company’s unique business model. As one of the largest PEO service providers in the United States, our direct PEO service competitors include TriNet Group, Inc., a national PEO, and the PEO divisions of Automatic Data Processing, Inc. and Paychex, Inc., which are significantly larger business service companies. The delivery of our PEO services and our other business performance solutions requires a variety of professional services, human resources, information technology services and software. These areas represent important components of our overall service offerings, and we compete for talent with many companies offering similar services or products. Our peer group includes a number of these companies.
The selection process for the Compensation Peer Group took into account multiple factors, including: industry (with an emphasis on outsourced human resources services, including our PEO competitors, and information technology services), comparable revenue range, comparable market capitalization, the extent to which each company may compete with Insperity for executive talent, peer groups of our PEO peers and peers selected by certain firms who provide proxy advisory services. For 2019, the Compensation Peer Group included the following companies:

	Company Name	Company Ticker
Providers of PEO Services	Automatic Data Processing, Inc.	ADP
	Paychex, Inc.	PAYX
	TriNet Group, Inc.	TNET
IT Services and Software	Broadridge Financial Solutions, Inc.	BR
	CACI International, Inc.	CACI
	Convergys Corporation	CVG
	Gartner, Inc.	IT
	Genpact Limited	G
	Total System Services, Inc.	TSS
Professional Services	ASGN Incorporated	ASGN
	FTI Consulting, Inc.	FCN
	ICF International, Inc.	ICFI
	Kelly Services, Inc.	KELYA
	Kforce, Inc.	KFRC
	Korn/Ferry International	KFY
	Robert Half International, Inc.	RHI
	TrueBlue, Inc.	TBI
In addition to the results of the compensation study, internal factors are also an important consideration when determining each executive officer’s compensation. These factors include:

•	the executive officer’s performance review conducted by either the Compensation Committee (for the CEO) or the CEO (for all other executive officers);
•	the CEO’s recommendations regarding the other executive officers;
•	the executive officer’s tenure with the Company, industry experience and ability to influence stockholder value; and
•	the importance of the executive officer’s position to the Company in relation to the other executive officer positions within the Company.
Stock Ownership Guidelines
To further align the interests of our NEOs and non-employee directors with those of our stockholders, the Board in November 2018 amended our stock ownership guidelines to increase the ownership thresholds for the CEO and non-employee directors, and to expand its applicability to all of our executive officers. The stock ownership guidelines provide

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that the CEO is required to own five times his annual base salary in our common stock and all non-employee directors are required to own four times their annual cash retainer in our common stock. The other executive officers are required to own three times or one and one-half times annual base salary in our common stock, depending on the executive tier level established by the Compensation Committee. Stock ownership includes direct stock ownership but does not include unvested performance awards or unexercised stock options. The Company annually monitors and calculates the stock ownership level of each individual, and each individual has five years to meet the applicable ownership requirements. The CEO and other executive officers are in compliance and each non-employee director is in compliance or is expected to be in compliance within the applicable time period.
Employment Agreements, Severance and Change in Control Compensation
Our executive officers are employed at will and none have an employment agreement.
In December 2019, the Board adopted an executive severance plan for our NEOs and other executive officers that provides severance benefits if the participating executive is involuntarily terminated, or in the event of a change in control, is involuntarily terminated or terminates for good reason (as defined in the plan) within a specified period of time after the change in control. In January 2020, in exchange for being covered under the executive severance plan, each NEO was presented with a participation agreement and required to agree to certain restrictive covenants in favor of the Company, including a twenty-four (24) month non-compete, non-solicitation of customers and non-solicitation of employees. In addition, the payment of severance benefits is subject to the NEO entering into a general release of claims with the Company upon termination of employment. There were no benefits under the severance plan available to NEOs or other executive officers during 2019.
Equity awards granted to executive officers do not automatically accelerate upon a change in control. Rather such awards contain a “double trigger” requiring a qualifying termination within a prescribed number of months following the change in control in order to accelerate vesting. All outstanding equity awards held by our NEOs are subject to the double trigger requirement.
These arrangements are discussed in more detail under “Potential Payments Upon Termination or Change in Control.”
Incentive Compensation Recoupment Policy (“Clawback Policy”)
The Board has adopted a recoupment policy for incentive compensation paid to executive officers and other employees. The Clawback Policy authorizes the Company to recover excess incentive compensation paid to an executive officer who engaged in, or was aware of and failed to report, fraud or misconduct which results in a restatement of our financial statements. Incentive compensation paid under the Cash Incentive Program and LTIP is subject to the Clawback Policy.
Risk Assessment
The Company conducted an assessment of our compensation programs and practices for its employees and determined that there are no risks arising from such compensation programs and practices that are reasonably likely to have a material adverse effect on the Company. In arriving at this determination, some of the key risk mitigators included independent review by departments not participating in the compensation program, internal audit review, maintenance of a whistleblower line, and external auditor review.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its principal executive officer, principal financial officer, and any of its three other most highly compensated executive officers for the taxable year (other than the principal executive officer or the principal financial officer) (collectively the “covered employees”). The group of covered employees also includes an employee once considered a covered employee who continues to receive compensation from the Company (even though the employee is no longer a covered employee). For certain grandfathered arrangements in effect as of November 2, 2017, this limitation does not apply to compensation that is paid only if the covered employees performance meets pre-established objective goals based on performance criteria approved by stockholders.
 We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation paid to our executive officers. However, other than certain grandfathered arrangements, compensation paid to our expanded group of covered employees will be subject to a $1 million annual deduction limitation. Although the

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deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation is not material relative to the benefit of being able to attract and retain talented management. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and our stockholders. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
The foregoing report is provided by the following directors, who are members of the Compensation Committee:
COMPENSATION COMMITTEE
Timothy T. Clifford, Chairperson
Carol R. Kaufman
Randall Mehl
Compensation Committee Interlocks and Insider Participation
During 2019, among our current directors, Mr. Clifford, Ms. Kaufman and Mr. Mehl served on the Compensation Committee. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

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SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by the CEO, chief financial officer and each of the three other most highly compensated executive officers of the Company for services rendered in all capacities to the Company during 2019, 2018 and 2017, other than for Mr. Herink, who was not a named executive officer for 2017. We have not entered into any employment agreements with any of our NEOs, and prior to January 2020, our NEOs were not eligible for any contractual severance.
The compensation plans under which the grants in the following tables were made are generally described in the Compensation Discussion and Analysis section, and include the Cash Incentive Program and the 2012 Incentive Plan, which provide for, among other things, restricted stock grants and LTIP performance awards.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	All Other Compensation ($)[3]	Total ($)
Paul J. Sarvadi, Chief Executive Officer and Chairman of the Board	2019	1,050,000	5,346,366	926,047	40,766	7,363,179
	2018	1,000,000	4,215,780	1,940,677	27,467	7,183,924
	2017	920,000	3,011,964	1,495,620	51,533	5,479,117
Douglas S. Sharp, Chief Financial Officer, Senior Vice President of Finance and Treasurer	2019	524,000	1,152,516	433,200	65,736	2,175,452
	2018	488,000	829,861	613,525	58,165	1,989,551
	2017	460,000	769,657	540,193	64,140	1,833,990
A. Steve Arizpe, President and Chief Operating Officer	2019	640,000	1,685,028	453,575	70,530	2,849,133
	2018	565,000	1,458,433	817,036	63,031	2,903,500
	2017	535,000	1,134,097	674,262	68,096	2,411,455
Jay E. Mincks, Executive Vice President of Sales & Marketing	2019	571,000	1,526,754	406,429	66,072	2,570,255
	2018	541,000	1,458,433	728,449	66,709	2,794,591
	2017	511,000	1,134,097	657,242	62,510	2,364,849
Daniel D. Herink, Senior Vice President of Legal, General Counsel and Secretary	2019	445,000	942,751	372,912	63,417	1,824,080
	2018	421,000	829,861	548,924	59,441	1,859,226
______________________________

[1]
The amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated and includes time-vested restricted stock and the 2017 LTIP Awards, the 2018 LTIP Awards and the 2019 LTIP Awards. The grant value of the 2017 LTIP Awards, the 2018 LTIP Awards and the 2019 LTIP Awards are shown at target. Actual awards may range from 0% to 200% of the target number of phantom shares if the maximum performance level is achieved. The grant date fair value of the 2017 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $4,087,732; Mr. Sharp - $742,008; Mr. Arizpe - $1,318,698; Mr. Mincks - $1,318,698; and Mr. Herink - $742,008. The grant date fair value of the 2018 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $5,631,681; Mr. Sharp - $779,501; Mr. Arizpe - $1,516,600; Mr. Mincks - $1,516,600; and Mr. Herink - $779,501. The grant date fair value of the 2019 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $7,192,528; Mr. Sharp - $1,095,366; Mr. Arizpe - $1,770,216; Mr. Mincks - $1,603,928; and Mr. Herink - $895,546. For additional information, refer to Note 9, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 12, 2020. See the Grants of Plan-Based Awards Table for information on awards made in 2019. These amounts do not necessarily correspond to the actual value that will be realized by the NEO.

[2]
Represents variable cash compensation earned and awarded by the Compensation Committee under the Cash Incentive Program. A description of the Cash Incentive Program is included in “Elements of Compensation” in the Compensation Discussion and Analysis, and the determination of performance-based bonuses for fiscal year 2019 is contained in “Variable Cash Compensation — Cash Incentive Program Target Bonus Percentage and Weighting of Performance Components” of the Compensation Discussion and Analysis.

[3]
All other compensation in 2019 includes the following: Company-provided automobiles; 401(k) matching contributions; premiums for executive disability insurance; occasional use of Company-owned property; costs associated with the Chairman’s Trip and other travel and associated federal income taxes. Certain of the aforementioned items involved no incremental cost to the Company. The federal income taxes associated with the Chairman’s Trip and other travel paid by the Company on behalf of the executives during 2019 for Mr. Sarvadi totaled $4,231 and for Mr. Sharp, Mr.

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Arizpe, Mr. Mincks and Mr. Herink totaled $8,462 each. The 401(k) matching contributions made by the Company during 2019 for the NEOs totaled $16,800 each.
GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about equity and non-equity awards granted to our NEOs in 2019:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul J. Sarvadi	N/A	787,500	1,575,000	2,992,500	—	—	—	—	—
	2/28/2019	—	—	—	—	—	—	13,860	1,750,102
	2/28/2019	—	—	—	12,870	25,740	51,480	—	3,596,264
Douglas S. Sharp	N/A	235,800	471,600	825,300	—	—	—	—	—
	2/28/2019	—	—	—	—	—	—	4,790	604,833
	2/28/2019	—	—	—	1,960	3,920	7,840	—	547,683
A. Steve Arizpe	N/A	320,000	640,000	1,152,000	—	—	—	—	—
	2/28/2019	—	—	—	—	—	—	6,335	799,920
	2/28/2019				3,168	6,335	12,670	—	885,108
Jay E. Mincks	N/A	285,500	571,000	1,027,800	—	—	—	—	—
	2/28/2019	—	—	—	—	—	—	5,740	724,790
	2/28/2019	—	—	—	2,870	5,740	11,480	—	801,964
Daniel D. Herink	N/A	200,250	400,500	700,875	—	—	—	—	—
	2/28/2019	—	—	—	—	—	—	3,920	494,978
	2/28/2019	—	—	—	1,603	3,205	6,410	—	447,773
__________________________________

[1]
These amounts represent the threshold, target and maximum amounts payable to each executive under the Cash Incentive Program for 2019. If the threshold is not achieved, the payout is zero. The amounts earned by our NEOs under the Cash Incentive Program in 2019 are reflected in the Summary Compensation Table.

[2]	These amounts represent the threshold, target and maximum amount of shares payable to each executive under the LTIP.

[3]	These amounts represent the number of shares of restricted stock granted to each executive under the 2012 Incentive Plan during 2019.

[4]
These amounts represent the aggregate grant date fair value of restricted stock and phantom stock granted to each executive during 2019. For restricted stock, fair value is calculated using the closing price of our common stock on the NYSE on the date of grant. The grant value of the 2019 LTIP Awards is shown at target. Actual 2019 LTIP Awards may range from 0% to 200% of the target number of phantom shares if below threshold level is not achieved or the maximum performance level is achieved. The grant date fair value of the 2019 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $7,192,528; Mr. Sharp - $1,095,366; Mr. Arizpe - $1,770,216; Mr. Mincks - $1,603,928; and Mr. Herink - $895,546. For the relevant assumptions used to determine the valuation of our stock awards, refer to Note 9, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 12, 2020. The terms of the restricted stock awards provide for three-year vesting and the payment of dividends on all unvested shares. The 2019 LTIP Awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of phantom shares actually earned pursuant to the 2019 LTIP Awards if and to the extent dividends are paid on our common stock during the performance period.

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OUTSTANDING EQUITY AWARDS TABLE AT 2019 FISCAL YEAR END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Paul J. Sarvadi	—	—	—	35,798	[3]	3,080,060	168,000	14,454,720
Douglas S. Sharp	—	—	—	12,431	[4]	1,069,563	27,290	2,348,032
A. Steve Arizpe	—	—	—	17,233	[5]	1,482,727	49,442	4,253,990
Jay E. Mincks	—	—	—	16,638	[6]	1,431,534	48,989	4,215,014
Daniel D. Herink	—	—	—	11,561	[7]	994,708	26,747	2,301,312
____________________________________________

[1]	Based on the closing price of $86.04 of our common stock on the NYSE on December 31, 2019.

[2]
Includes LTIP awards scheduled to vest (assuming target results for performance periods not yet complete and actual results for performance periods completed) and includes an estimate of dividend equivalents for the dividends declared since the date of grant. These awards will vest provided the officer continues to be employed by us on the applicable vesting date.

[3]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 7,634 on February 15, 2020; 7,152 on February 21, 2020; 4,620 on February 28, 2020; 7,152 on February 21, 2021; 4,620 on February 28, 2021 and 4,620 on February 28, 2022.

[4]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 3,144 on February 15, 2020; 2,248 on February 21, 2020; 1,596 on February 28, 2020; 2,249 on February 21, 2021; 1,597 on February 28, 2021 and 1,597 on February 28, 2022.

[5]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 3,744 on February 15, 2020; 3,577 on February 21, 2020; 2,111 on February 28, 2020; 3,577 on February 21, 2021; 2,112 on February 28, 2021 and 2,112 on February 28, 2022.

[6]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 3,744 on February 15, 2020; 3,577 on February 21, 2020; 1,913 on February 28, 2020; 3,577 on February 21, 2021; 1,913 on February 28, 2021 and 1,914 on February 28, 2022.

[7]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 3,144 on February 15, 2020; 2,248 on February 21, 2020; 1,306 on February 28, 2020; 2,249 on February 21, 2021; 1,307 on February 28, 2021 and 1,307 on February 28, 2022.

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OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Paul J. Sarvadi	—	—	149,216	19,018,414
Douglas S. Sharp	—	—	32,240	4,091,708
A. Steve Arizpe	—	—	53,148	6,761,361
Jay E. Mincks	—	—	53,148	6,761,361
Daniel D. Herink	—	—	32,240	4,091,708
______________________________________

[1]	Represents the value of the shares on the vesting date based on the last reported closing price of our common stock on the NYSE immediately preceding the vesting date.

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SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS TABLE
The following table sets forth information about our common stock that was available for issuance under all of our existing equity compensation plans as of December 31, 2019:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Plan Category	(# in thousands)		($)		(# in thousands)
Equity compensation plans approved by security holders[1]	548	[2]	$15.30	[3]	5,004 [4]
Equity compensation plan not approved by security holders	—		—		—
Total	548		$15.30		5,004
______________________________

[1]
The 2001 Incentive Plan, the 2012 Incentive Plan and the Insperity, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) have been approved by our stockholders. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.

[2]
Includes 15,626 shares subject to issuance under outstanding options plus 532,353 shares subject to issuance under the LTIP as of December 31, 2019 assuming maximum results for performance periods not yet complete and actual results for completed performance periods and associated dividend equivalents.

[3]	Weighted average exercise price does not take into account shares to be issued under the LTIP.

[4]
This includes 2,389,052 shares available under the ESPP and 2,615,253 shares available under the 2012 Incentive Plan. As of March 31, 2020, 2,381,212 shares and 1,623,453 shares (assuming maximum results for performance periods not yet complete and actual results for performance periods completed) were available for issuance under the ESPP and the 2012 Incentive Plan, respectively. The securities remaining available for issuance under the 2012 Incentive Plan may be issued in the form of stock options, performance awards, stock awards (including restricted stock), phantom stock awards, stock appreciation rights, and other stock-based awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We have no employment agreements in place for our NEOs or other executive officers and for 2019, none of our NEOs or other executive officers were covered under a severance policy. There are no unvested outstanding stock options and none have been granted to our executive officers since 2004. All awards granted to employees, including to our NEOs, under the 2012 Incentive Plan include a “double trigger” requirement in the “case of a change in control of the Company” (as defined under the 2012 Incentive Plan). The imposition of the double trigger means that awards will not immediately vest following a change in control (see “Executive Compensation–Compensation Discussion and Analysis” for additional information).
Our Cash Incentive Program provides for the annual cash bonus award to be forfeited if employment is terminated prior to the payment date, including in the event of death or disability. In the event of a change in control of the Company, awards are deemed to be achieved at the greater of target level or actual performance (if measurable), provided the executive remains continuously employed through the payment date. In the event the executive has a “qualifying termination” (as defined in the Cash Incentive Program) following a change in control, the executive will receive the preceding change in control value after termination. The annual cash bonus that would automatically vest for each NEO upon a qualifying termination following a change in control is set forth in the Grants of Plan-Based Awards Table, under the caption “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards - Target.”
Our 2012 Incentive Plan provides for immediate vesting of unvested shares of restricted stock upon termination due to disability or death, provided the NEO has been continuously employed since the award date. In the event the executive has a “qualifying termination” (as defined in the applicable award agreement) following a change in control of the Company, the executive will vest in the outstanding shares of restricted stock. Unvested shares of restricted stock are forfeited upon termination for any reason other than disability, death or qualifying termination following a change in control. The number of shares and market value of the restricted stock that would automatically vest for each NEO upon termination due to death or disability, or for a qualifying termination following a change in control, based on the closing price of our common stock on December 31, 2019, is set forth in the Outstanding Equity Awards Table at 2019 Fiscal Year

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End, under the captions “Number of Shares or Units of Stock That Have Not Vested” and “Market Value of Shares or Units of Stock That Have Not Vested.”
Our 2012 Incentive Plan and LTIP provide for pro-rata vesting of LTIP awards upon termination due to disability or death, provided the NEO has been continuously employed since the award date, based on actual achievement of the performance goal(s) during the performance period(s) pro-rated by a fraction, the numerator of which shall be the total number of days of the executive’s employment from the grant date through the date of the executive’s disability or death, and the denominator of which shall be the total number of days encompassing the first day of the first performance period and the last day of the last performance period applicable to the award (if multiple performance periods). In the event the executive has a “qualifying termination” (as defined in the LTIP) following a change in control of the Company, the executive is eligible to receive the change in control value calculated based on the sum of (i) actual performance results for any performance period that was completed on or prior to the date of the change in control and (ii) for any incomplete performance period the greater of target performance or actual performance (if measurable), to be paid at the normal time, unless the successor entity fails to assume or replace the award which would result in a shorter period to make payment. In the event the executive terminates due to death or disability following a change in control, the change in control value shall be prorated. Unvested LTIP awards are forfeited upon termination for any reason other than disability, death or qualifying termination following a change in control. The number of LTIP shares and market value of the LTIP that would automatically vest for each NEO upon a qualifying termination following a change in control, based on the closing price of our common stock on December 31, 2019, is set forth in the Outstanding Equity Awards Table at 2019 Fiscal Year End, under the captions “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested.”
In January 2020, our NEOs and other executive officers were presented with participation agreements outlining eligibility for the Executive Severance Plan (“Severance Plan”) approved by the Board, including the terms and conditions of the Severance Plan and the requirement to agree to certain restrictive covenants in favor of the Company, a non-compete, a non-solicitation of customers and a non-solicitation of employees. Our executive officers who enter into the participation agreements are eligible for severance benefits in the event the executive (i) is involuntarily terminated without “cause” (as defined in the Severance Plan) or (ii) during the 18-month period after a “change in control” of the Company (as defined in the 2012 Incentive Plan) is involuntarily terminated without cause or terminates for “good reason” (as defined in the Severance Plan), subject to the executive entering into a general release of claims upon termination of employment. Our NEOs and the other executive officers all executed the participation agreements during January 2020, however, there were no benefits under the Severance Plan available to NEOs or other executive officers during 2019.
CEO PAY RATIO
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Sarvadi, the CEO, to the annual total compensation of our median employee.
As of December 31, 2019:

•	The annual total compensation of our median corporate employee was $83,052; and

•	The annual total compensation of the CEO, as reported in the Summary Compensation Table, was $7,363,179.
Based on this information, the ratio for 2019 of the annual total compensation for the CEO to the total annual compensation of our median employee was 89 to 1.
In order to determine this ratio, we first identified one of our employees as the median employee. We identified our median employee based on total annualized compensation paid during 2019 to all of our corporate employees, other than the CEO, who were employed by us on December 31, 2019. No cost of living adjustments were utilized in the compensation calculation. We did not include worksite employees in our calculations because our clients, who are unaffiliated third parties, determine the compensation of worksite employees.
After identifying the median employee, we calculated the annual total compensation of that employee using the same methodology used to calculate the compensation of our named executive officers in the Summary Compensation Table.

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The ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio presented above may not be comparable to the pay ratio reported by other companies.
DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Our non-employee directors were compensated for 2019 as shown in the table below and are also reimbursed for reasonable expenses incurred in serving as a director. All compensation, except for reimbursement of actual expenses, can be taken in cash or our common stock, at the director’s option. Directors who are our employees receive no additional compensation for serving on the Board. In 2019, directors were entitled to the following compensation:

	Board	Compensation Committee	Finance, Risk Management and Audit Committee	Nominating and Corporate Governance Committee	Lead Independent Director
Annual Retainers	$70,000	$10,000	$15,000	$5,000	$35,000
Annual Committee Chair Fees	N/A	$15,000	$25,000	$10,000	N/A
On the date of each Annual Meeting of Stockholders, each non-employee director receives an annual director award of unrestricted shares of our common stock. For 2019, the aggregate fair market value of this award was $150,000, which was determined based on the closing price of our common stock on the date prior to the date of grant. The awards are rounded up to the next higher whole share amount in the case of a fractional share amount. Each person who is initially appointed or elected as a director of the Company receives an initial director award comprised of a pro-rated portion of the annual director award.
DIRECTORS’ COMPENSATION TABLE
The table below summarizes the compensation paid by us to our non-employee directors during the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)	All Other Compensation ($)	Total ($)
Timothy T. Clifford	98,366	148,751	—	—	247,117
Carol R. Kaufman	92,750	148,751	—	—	241,501
John L. Lumelleau	—	75,386	—	—	75,386
Ellen H. Masterson	82,750	148,751	—	—	231,501
Randall Mehl	77,750	148,751	—	—	226,501
John M. Morphy	83,153	148,751	—	—	231,904
Latha Ramchand	—	75,386	—	—	75,386
Richard G. Rawson	67,750	148,751	—	—	216,501
Austin P. Young	144,000	148,751	—	—	292,751
_________________________

[1]
Represents the dollar amount recognized for financial statement reporting purposes with respect to 2019 for the fair value of stock awards made to directors during 2019, based on the closing price of our common stock on the date of grant. In the case of annual and initial director equity awards that do not contain vesting or other restrictions, Insperity recognizes the entire fair value for financial statement reporting purposes in the year that the grant is made. In the case of initial director equity awards that contain vesting restrictions, we recognize the fair value for financial statement reporting purposes over the vesting period.

REPORT OF THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
The Finance, Risk Management and Audit Committee has been appointed by the Board to assist the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes,

Insperity	40	2020 Proxy Statement

and audits of the financial statements of the Company. We operate under a written charter adopted by the Board and reviewed annually by us. We have furnished the following report for 2019.
We have reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2019, with management and the independent auditor. We discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC, Communications with Audit Committees, as currently in effect.
We received from the independent auditor the written disclosures and letter required by the PCAOB regarding the independent auditor’s communications with us concerning independence, as currently in effect, and we discussed with the independent auditor its independence. We also considered the compatibility of the provision of non-audit services with the independent auditor’s independence.
Based on our reviews and discussions referred to above, we recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
Ellen H. Masterson, Chairperson
John L. Lumelleau
John M. Morphy
Latha Ramchand
Austin, P. Young

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Finance, Risk Management and Audit Committee has adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors and executive officers and their immediate family members and 5% stockholders). The policy currently covers transactions in which the Company and any Related Party are participants and in which the Related Party has a material interest, other than transactions involving an amount equal to or less than $50,000 (individually or when aggregated with all similar transactions) and not involving non-employee directors. The policy generally requires that such transactions be approved by the Finance, Risk Management and Audit Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Finance, Risk Management and Audit Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and our stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Finance, Risk Management and Audit Committee or the chairperson thereof, and such committee or chairperson, as the case may be, will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.
A significant component of our marketing strategy is the title sponsorship of the Insperity InvitationalTM golf tournament, a Champions PGA tour event held annually in The Woodlands, Texas, a suburb of Houston. Consistent with other PGA golf tournaments, the Insperity Invitational golf tournament benefits and is managed by a non-profit organization, Greater Houston Golf Charities (“GHGC”). In connection with our sponsorship, Mr. Jay E. Mincks, Executive Vice President of Sales and Marketing, serves as chairman of GHGC, a non-compensatory position. During 2019, the Company paid GHGC $2.5 million in sponsorship and tournament related expenses, as well as an additional $2.0 million in other event sponsorships and charitable contributions, including to certain non-profit organizations on which Messrs. Sarvadi, Rawson or Mincks serve as a member of the board of directors.
We provide PEO-related services to certain entities that are owned by, or have board members that are, related parties. These related parties include Ms. Ellen H. Masterson, Mr. Jay E. Mincks, Mr. Richard G. Rawson and Mr. Paul J. Sarvadi or members of their families. The PEO service fees paid by such entities are within the pricing range of other unrelated clients of ours. During 2019, such client companies paid the Company the following service fees, which are presented net of the associated payroll costs:

Insperity	41	2020 Proxy Statement

Related Party	Net Service Fees	/	(Payroll Costs)
Ms. Masterson (one client company)	$128,089		$(604,402)
Mr. Mincks (one client company)	$87,952		$(353,970)
Mr. Rawson (four client companies)	$848,345		$(3,086,790)
Mr. Sarvadi (five client companies)	$586,605		$(1,081,939)
During 2019, certain non-executive corporate employees were family members of certain Related Parties. Total salaries, commissions and incentive compensation paid during 2019 to family members of Mr. Arizpe were $534,857 (three corporate employees).
In 2019, Mr. Sarvadi published his book titled Take Care of Your People: An Enlightened CEO’s Guide to Business Success. In order to benefit from this book in its marketing and sales efforts, in February 2019, we entered into a Licensing and Book Sale Agreement with Mr. Sarvadi pursuant to which, among other things, Mr. Sarvadi and Insperity cross-licensed certain intellectual property related to the book and Insperity agreed to purchase an aggregate of 75,000 books over a three-year period at prices below retail price and that decrease based on the quantities purchased. In 2019, Insperity paid $787,000 to Mr. Sarvadi in connection with purchases of his book.
In the ordinary course of business, we occasionally charter private aircraft from a third-party air charter company, which also leases and operates aircraft owned by Mr. Sarvadi. Pursuant to a corporate policy, when we charter the aircraft owned by Mr. Sarvadi, we pay an hourly rate plus expenses, which is below the market rate for similar aircraft. During 2019, we paid a total of $772,000 in connection with our usage of Mr. Sarvadi’s aircraft.

Insperity	42	2020 Proxy Statement

PROPOSAL NUMBER 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to make a non-binding recommendation on the compensation of our NEOs. This proposal, commonly referred to as “say-on-pay”, provides stockholders an opportunity to provide an overall assessment of the compensation of our NEOs rather than focus on any specific item of compensation. The advisory vote is a non-binding vote on the compensation of our NEOs, which is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Although the results of the vote on this proposal are not binding on the Board, the Board and Compensation Committee value stockholders’ opinions and will take the results into account when determining the future compensation of our NEOs. At the 2019 Annual Meeting of Stockholders, a substantial majority of the votes, over 97%, were cast in favor of our NEO compensation.
As set forth in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee structured the compensation of our NEOs to emphasize our pay-for-performance philosophy. Our compensation program is designed to attract and retain key executives responsible for our success and to provide motivation for both achieving short-term business goals and enhancing long-term stockholder value. Please read the “Compensation Discussion and Analysis” section for additional details.
We have embedded features in our overall compensation programs which are aligned with the objectives of our business and designed to strengthen the link between the interests of our executive officers and those of our stockholders. Following is a summary of compensation practices that we have adopted and a list of pay practices that we avoid.
What Insperity has:

✓
Stock ownership guidelines requiring the CEO to hold shares equal to five times base salary, the other executive officers to hold shares equal to three times or one and one-half times base salary, depending on the executive tier level established by the Compensation Committee, and non-employee directors to hold shares equal to four times the annual cash retainer

✓	Clawback policy for incentive compensation paid to any employee, including NEOs and other executive officers
✓
Minimum vesting period of three years for grants of restricted stock, restricted stock units, stock options and phantom shares, with limited exceptions for new hire awards or terminations due to death, disability, retirement or change in control

✓	Double trigger requirement for vesting of NEO and executive officer equity awards that provide for equity acceleration in the event of a qualifying termination following a change in control
✓	Hedging policy prohibiting employees and directors from engaging in hedging transactions involving shares of our common stock
✓	Pledging policy prohibiting employees and directors from engaging in pledging transactions involving shares of our common stock that would be considered significant by the Board
✓	A lead independent director
✓	Compensation Committee composed entirely of outside, independent directors
✓	Independent compensation consultant hired by, and reporting directly to, the Compensation Committee
What Insperity does not have:

✗	Employment agreements with NEOs or other executive officers
✗	Executive pension or other similar retirement or supplemental benefits
✗	Single trigger change in control agreements for NEOs or other executive officers
✗	Tax gross-ups in the event of a change in control
✗	Medical coverage for retirees
✗	Excessive benefits and perquisites

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Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to Insperity’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The Board recommends that stockholders indicate their support by selecting “For” when voting on our executive compensation program. While the results of the advisory vote are non-binding, the Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
At the 2017 Annual Meeting of Stockholders, our stockholders recommended, by advisory vote, a one-year frequency of future advisory votes on executive compensation. In accordance with these results, we intend to hold this vote annually until the next required advisory vote on the frequency of stockholder votes on the compensation of named executive officers, which we expect to hold no later than our 2023 Annual Meeting of Stockholders.

The Board recommends that you select “For” the adoption of the resolution approving the compensation of the Company’s NEOs. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Insperity	44	2020 Proxy Statement

PROPOSAL NUMBER 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Finance, Risk Management and Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2020. If our stockholders do not ratify the appointment of Ernst & Young, then the Finance, Risk Management and Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2020 or future years. Ernst & Young has served as our independent registered public accounting firm since 1991. Representatives of Ernst & Young are expected to be present at the 2020 Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Ernst & Young
Ernst & Young’s fees for professional services totaled $1,347,213 in 2019 and $1,367,434 in 2018. During 2019 and 2018, Ernst & Young’s fees for professional services included the following:

•
Audit Fees — fees for audit services, which relate to the consolidated audit, internal control audit in compliance with Sarbanes-Oxley Section 404, quarterly reviews, subsidiary audits and related matters, were $1,085,663 in 2019 and $1,112,484 in 2018.

•
Audit-Related Fees — fees for audit-related services, which consisted primarily of the SOC 1 Report, the retirement plan audits, and quarterly agreed-upon procedures, were $257,550 in 2019 and $252,450 in 2018.

•Tax Fees — there were no fees for tax services in 2019 or in 2018.

•	All Other Fees — there were fees of $4,000 in 2019 and $2,500 in 2018, which were annual subscription fees for Insperity’s use of Ernst and Young’s online research databases and other research tools.
The Finance, Risk Management and Audit Committee reviewed the non-audit services provided to us by Ernst & Young and considered whether the provision of such services was compatible with Ernst & Young maintaining its independence.
Finance, Risk Management and Audit Committee Pre-Approval Policy for Audit and Non-Audit Services
The Finance, Risk Management and Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent auditor. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Finance, Risk Management and Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Finance, Risk Management and Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditor is required to provide detailed back-up documentation concerning the specific services to be provided.
The Finance, Risk Management and Audit Committee may delegate pre-approval authority to one or more of its members, including a subcommittee of the Finance, Risk Management and Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Finance, Risk Management and Audit Committee at its next scheduled meeting. The Finance, Risk Management and Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.
None of the services related to the Audit-Related Fees or Other Fees described above was approved by the Finance, Risk Management and Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Insperity	45	2020 Proxy Statement

Required Affirmative Vote
If the votes cast in person or by proxy at the 2020 Annual Meeting of Stockholders in favor of this proposal exceed the votes cast opposing the proposal, the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2020, will be ratified. If the appointment of Ernst & Young is not ratified, the Finance, Risk Management and Audit Committee will reconsider the appointment.

The Board and the Finance, Risk Management and Audit Committee recommend that stockholders vote “For” the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Insperity	46	2020 Proxy Statement

ADDITIONAL INFORMATION
Delivery of Proxy Statement
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers and our transfer agent with account holders who are Insperity stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Insperity, Inc., Attention: Investor Relations Administrator, 19001 Crescent Springs Drive, Kingwood, Texas 77339, or contact the Investor Relations Administrator at 1-844-677-8332. We will promptly deliver a separate copy to you upon request.
Stockholder Proposals and Director Nominations for 2020 Annual Meeting of Stockholders
In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2020 Annual Meeting of Stockholders, we must have received notice between the dates of January 22, 2020 and February 21, 2020 in accordance with our Bylaws. We received no such notice, and no stockholder director nominations or proposals will be presented at the 2020 Annual Meeting of Stockholders.
Stockholder Proposals for Inclusion in Our 2021 Proxy Statement
Any proposal of a stockholder intended to be considered for inclusion in our proxy statement for the 2021 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 17, 2020 and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with our Bylaws. If we change the date of the 2021 Annual Meeting of Stockholders by more than 30 days from the anniversary date of the 2020 meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2021 Annual Meeting of Stockholders. Our Bylaws also contain additional requirements, which are described in the next section.
Stockholder Director Nominations and Proposals for 2021 Annual Meeting of Stockholders
Our Bylaws require timely advance written notice of stockholder nominations of director candidates and stockholder proposals. Notice of stockholder nominations or proposals will be considered timely for the 2021 Annual Meeting of Stockholders if we receive it not earlier than the close of business on January 20, 2021, and not later than the close of business on February 19, 2021. However, if the date of the 2021 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary date of the 2020 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered or received not earlier than the close of business on the 120th day nor later than the close of business on the later of (1) the 90th day prior to the date of the 2020 Annual Meeting of Stockholders or (2) if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which notice of such meeting was mailed to stockholders or the day on which such public disclosure was made.
For director nominations, our Bylaws also require that such written notice set forth: (1) for each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (2) as to such stockholder: (a) the name and address, as they appear on the Company’s books, of such stockholder; (b) the class and number of shares of our common stock that are beneficially owned by such stockholder; and (c) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. Stockholders are also advised to review our Bylaws regarding the requirements for submitting director nominations.

Insperity	47	2020 Proxy Statement

In addition, for stockholder proposals, our Bylaws require that the written notice set forth as to each matter such stockholder proposes to bring before the Annual Meeting of Stockholders: (1) a brief description of the business desired to be brought before the Annual Meeting of Stockholders; (2) the reasons for conducting such business at the Annual Meeting of Stockholders; (3) the name and address, as they appear on the Company’s books, of such stockholder; (4) the class and number of shares of our common stock that is beneficially owned by such stockholder; and (5) any material interest of such stockholder in such business. Stockholders are also advised to review our Bylaws regarding the requirements for submitting proposals.
Other Information
We are monitoring the developments related to the impact of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available in the Annual Meetings section under the Investor Relations tab on our website at www.insperity.com/annualmeeting and filed with the Securities and Exchange Commission as additional proxy materials.
FINANCIAL INFORMATION
A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Investor Relations Administrator, Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.
By Order of the Board of Directors
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
April 15, 2020
Kingwood, Texas

Insperity	48	2020 Proxy Statement

Insperity
Inspiring Business Performance™

ANNUAL MEETING OF INSPERITY, INC.

Date: May 20, 2020
Time: 2:00 P.M. (Houston, Texas time)
Place: Company's Corporate Headquarters, Centre I in the Auditorium, 19001 Crescent Springs Drive, Kingwood, Texas 77339

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** proposals 1, 2, and 3

	For	Against	Abstain	Directors Recommend ↓
1: Election of Directors				
01 Timothy T. Clifford (Class I)	☐	☐	☐	For
02 Ellen H. Masterson (Class I)	☐	☐	☐	For
03 Latha Ramchand (Class I)	☐	☐	☐	For

	For	Against	Abstain	
2: Advisory vote to approve the Company's executive compensation ("say on pay")	☐	☐	☐	For
3: Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020	☐	☐	☐	For

NOTE: We intend to hold our annual meeting in person. However, we are monitoring the developments related to the impact of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees and or may decide to hold the meeting in a different location or solely by means of virtual communications. If we decide to modify the structure of our meeting, we will announce the decision to do so as promptly as practicable. We encourage you to vote your shares prior to the annual meeting.

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Here   ____________ Please Date Above

________________ Please Sign Here   ____________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Insperity
Inspiring Business Performance™

Annual Meeting of Insperity, Inc.
to be held on Wednesday, May 20, 2020
for Holders as of March 31, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/NSP
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-813-1448
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Paul J. Sarvadi and Daniel D. Herink and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Insperity, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3.

PROXY TABULATOR FOR

INSPERITY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Insperity, Inc.
Annual Meeting of Stockholders
May 20, 2020, 02:00 P.M. (Houston, Texas time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Paul J. Sarvadi and Daniel D. Herink (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Insperity, Inc., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 19001 Crescent Springs Drive, Kingwood, Texas 77339 on Wednesday, May 20, 2020, at 2:00 p.m. Houston, Texas time and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1. Election of three nominees as Class I Directors;
2. Advisory vote to approve the Company's executive compensation ("say on pay"); and
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director in Item 1 and "FOR" the proposals in Items 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director in Item 1 and "FOR" the proposals in Items 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →